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                            AGREEMENT AND PLAN OF MERGER

                             dated as of April 22, 1998

                                      between

                                    Scripps Bank

                                        and

                               Pacific Commerce Bank



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                            AGREEMENT AND PLAN OF MERGER

              THIS AGREEMENT AND PLAN OF MERGER, is entered into as of
April 22, 1998 (this "AGREEMENT"), by and between Scripps Bank, a California banking corporation ("Scripps"), and Pacific Commerce Bank, a California banking corporation ("PCB"), with reference to the following facts:

              WHEREAS, the Boards of Directors of Scripps and PCB have approved, and deem it advisable and in the best interests of their respective companies and their shareholders to consummate, the business combination transaction provided for herein in which PCB will, subject to the terms and conditions set forth herein, merge with and into Scripps (the "MERGER"), all as pursuant to and as set forth in the Agreement of Merger (the "MERGER AGREEMENT"), the form of which is attached hereto as EXHIBIT A;

              WHEREAS, Scripps and PCB desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

              WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE"); and

              WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests."

              NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                      ARTICLE I


                                     THE MERGER

       1.1 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, the Merger Agreement (as amended, if necessary to conform to any requirements of any governmental agency or authority having jurisdiction over any of the transactions contemplated herein, as long as such requirements are not materially in contravention of any of the substantive terms hereof) shall be executed by the parties thereto. The Merger Agreement, together with all requisite certificates as required by applicable law, shall be submitted for filing to the Secretary of State of the State of California, as provided in the California General Corporation Law (the "CGCL") and the California Financial Code (the "CFC"), as soon as practicable on or after the

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Closing Date (as defined in Section 1.2).  The Merger shall become effective upon the filing of the Merger Agreement and said requisite certificates with the Secretary of State of the State of California or at such time thereafter as Scripps and PCB may agree in writing to provide in the Merger Agreement (the "EFFECTIVE TIME").

       1.2 CLOSING. Subject to the terms and conditions hereof, the closing of the Merger (the "CLOSING") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be on the fifth (5th) business day following the Valuation Date (as defined in Section 2.1(c)) subject to the satisfaction or waiver (subject to applicable law) of the conditions set forth in Sections 6.1, 6.2 and 6.3 hereof (the "CLOSING DATE"), at the offices of Gray Cary Ware & Freidenrich LLP, 4365 Executive Drive, Suite 1600, San Diego, California, unless another time, date or place is agreed to in writing by the parties hereto.

       1.3    EFFECTS OF THE MERGER.

              (a) At the Effective Time, the separate corporate existence of PCB shall cease and PCB shall be merged with and into Scripps, which shall be the surviving corporation. As used in this Agreement, the term "CONSTITUENT CORPORATIONS" shall mean Scripps and PCB.

              (b) At the Effective Time, the Articles of Incorporation, Bylaws and banking charter (as issued by the California Department of Financial Institutions ("CDFI")) of Scripps, as in effect immediately prior to the Effective Time, shall be and remain the Articles of Incorporation, Bylaws and banking charter of Scripps following the Effective Time until altered, or amended as provided by law. Likewise, the insurance of deposits coverage by the Federal Deposit Insurance Corporation ("FDIC") as maintained by Scripps prior to the Effective Time, shall be and remain the deposit insurance of Scripps following the Effective Time.

              (c) At and after the Effective Time, the Merger will have the effects set forth in Section 1107 of the CGCL. At the Effective Time, Scripps shall succeed to the properties, rights, privileges, powers, immunities, franchises and interests of PCB, and shall succeed to and be liable for all of the debts, liabilities and other obligations, known or unknown, contingent or otherwise, of PCB of any nature whatsoever. All rights of creditors and all liens upon the property of PCB shall be preserved unimpaired. All savings and demand accounts of PCB, including without limitation, passbook accounts, fixed term accounts, money market deposit accounts and negotiable order of withdrawal accounts, as of the Effective Time, shall be and become accounts of Scripps without change in the terms and conditions thereof.

              (d) The directors and officers of Scripps in office prior to the Effective Time shall remain in office after the Effective Time.

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                                   ARTICLE II

               EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE CERTIFICATES

       2.1 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of PCB stock or Scripps stock:

              (a) DISSENTERS' RIGHTS. The shares of Scripps Common Stock issued and outstanding at the Effective Time shall not be changed or converted as a result of the Merger, but shall remain outstanding as shares of Scripps Common Stock.

              (b) CONVERSION OF PCB COMMON STOCK. Subject to Section 2.2(e), each issued and outstanding share of PCB Common Stock (other than shares to which dissenters' rights are exercised in accordance with Section 2.3) shall be converted into that number of validly issued, fully paid and nonassessable shares of Scripps Common Stock equal to the CONVERSION NUMBER, which shall be determined as follows:

              The "Conversion Number" shall be the ratio, carried to the fourth decimal place (rounded upward or downward, as applicable) of:

                (i) the Final PCBDABVPS, as defined below in Section 2.1(c), multiplied by a factor of five and divided by

                (ii) Twenty Dollars ($20.00) per share.

All such shares of PCB Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate (each a "CERTIFICATE") previously representing any such shares shall thereafter represent (i) the whole shares of Scripps Common Stock and (ii) the right to receive cash in lieu of fractional shares into which such Scripps Common Stock has been converted pursuant to this Section 2.1(b). Certificates previously representing shares of PCB Common Stock shall be exchanged for certificates representing whole shares of Scripps Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Scripps Common Stock shall have been increased, decreased, changed into or exchange for a different number or kind of shares or securities through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in Scripps's capitalization, then an appropriate and proportionate adjustment shall be made to the Conversion Number.

              (c) DETERMINATION OF CONVERSION NUMBER. As used herein, the term "FINAL PCBDABVPS" shall mean PCB's Diluted Adjusted Book Value Per Share (as defined below), calculated as of the last business day of the month preceding the Closing Date (the "VALUATION DATE") using PCB's unaudited financial statements as of that month end. As used herein, the term "DILUTED ADJUSTED BOOK VALUE PER SHARE" shall mean, as of the Valuation Date, the

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Adjusted Book Value (as defined below) per share of PCB Common Stock assuming full exercise or conversion of all rights to acquire PCB Common Stock, whether or not currently exercisable or convertible. As used herein, the term "ADJUSTED BOOK VALUE" shall mean, as of the Valuation Date, the book value of PCB, determined in accordance with generally accepted accounting principles consistently applied, including incorporation of any reserves or adjustments recommended by Regulatory Agencies (as defined in Section 3.1) and any costs related to the Merger or the transactions contemplated herein, as decreased (or increased) by the Adjustment Factors (as defined below). As used herein, the term "ADJUSTMENT FACTORS" shall mean, the Profit Sharing Termination Factor (as defined below) and the Finder's Fee Factor (as defined below). As used herein, "PROFIT SHARING TERMINATION FACTOR" means a decrease in the book value of PCB of $25,000 to account for one-half of the discounted after-tax value of certain payments made to terminate the existing profit sharing arrangements of PCB. As used herein, "FINDER'S FEE FACTOR" means a deduction from the book value of PCB to account for a finder's fee liability incurred by PCB in connection with this transaction, which shall be deemed to have a value equal to Twenty Thousand Dollars ($20,000).

       2.2    EXCHANGE OF CERTIFICATES.

              (a) EXCHANGE AGENT. As of the Effective Time, Scripps shall deposit, or shall cause to be deposited, with Norwest Bank Minnesota, N.A. or such other bank or trust company acceptable to the parties (the "EXCHANGE AGENT"), for the benefit of the holders of shares of PCB Common Stock, for exchange in accordance with this Article II, certificates representing the shares of Scripps Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of PCB Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "EXCHANGE FUND") to be issued pursuant to Section 2.1 and paid pursuant to Section 2.2 in exchange for outstanding shares of PCB Common Stock.

              (b) EXCHANGE PROCEDURES. Promptly after the Effective Time, Scripps shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Scripps and PCB may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Scripps Common Stock and cash in lieu of fractional shares. Upon surrender of a duly executed Certificate for cancellation to the Exchange Agent together with such letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Scripps Common Stock and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates. In the event of a transfer of ownership of PCB Common Stock which is not registered in the transfer records of PCB, a certificate representing the proper number of shares of

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Scripps Common Stock, together with a check for the cash to be paid in lieu of fractional shares, may be issued to such a transferee if the Certificate representing such PCB Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

              (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES; VOTING. Whenever a dividend or other distribution is declared by Scripps on the Scripps Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, PROVIDED that no dividends or other distributions declared or made with respect to the Scripps Common Stock with a record date that is six months or more after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Scripps Common Stock represented thereby until the holder of such Certificate shall surrender such certificate in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Scripps Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Scripps Common Stock and not paid, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Scripps Common Stock. Holders of unsurrendered Certificates shall be entitled to vote after the Effective Time at any meeting of Scripps shareholders the number of whole shares of Scripps Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

              (d) TRANSFERS. After the Effective Time, there shall be no transfers on the stock transfer books of PCB of the shares of PCB Common Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time, Certificates are presented to Scripps, they shall be canceled and exchanged for the shares of Scripps Common Stock and cash in lieu of fractional shares, if any, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article II. Certificates surrendered for exchange by any person constituting an "affiliate" of PCB under the Securities Act of 1933, as amended (the "SECURITIES ACT"), shall not be exchanged until PCB has received a written agreement from such person as provided in Section 5.5.

              (e) FRACTIONAL SHARES. No fractional shares of Scripps Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of Scripps Common Stock pursuant to Section 2.1(b), cash adjustments will be paid to holders in respect of any fractional share of Scripps Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of the deemed value of $20.00 of a share of Scripps Common Stock.

              (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Scripps Common Stock) that remains unclaimed by the shareholders of PCB for six months after the Effective Time shall be paid to

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Scripps. Any shareholders of PCB who have not theretofore complied with this
Article II shall thereafter look to Scripps for payment of their shares of Scripps Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Scripps Common Stock deliverable in respect of each share of PCB Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Scripps, the Exchange Agent or any other person shall be liable to any former holder of shares of PCB Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

              (g) NO LIABILITY. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Scripps, the posting by such person of a bond in such amount as Scripps may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Scripps Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

       2.3 RIGHTS OF DISSENTING PCB SHAREHOLDERS. Any shareholder of PCB who shall have lawfully dissented from the Merger in accordance with the applicable statutes of the State of California, and who shall have timely demanded payment of the value of his shares of PCB Common Stock and submitted such shares for endorsement as provided in Section 1302 of the CGCL, shall thereafter have only such rights as are provided a dissenting shareholder in accordance with said statutes and shall have no other rights under this Agreement. Said shareholders shall be referred to herein as "DISSENTING PCB SHAREHOLDERS."

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

       3.1 REPRESENTATIONS AND WARRANTIES OF PCB. Each representation and warranty of PCB set forth in this Agreement shall be deemed to be made on and as of the date hereof, the Closing Date and the Effective Time. No representation or warranty is inaccurate, incomplete or incorrect in any material respect as of the date furnished or contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to Scripps. PCB represents and warrants to Scripps as follows:

              (a)    ORGANIZATION, STANDING AND POWER.   PCB is a banking
corporation duly organized, validly existing and in good standing under the laws of the State of California, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify would not have a material adverse effect on PCB. As used in this Agreement, (i) any reference to any event, change or effect being "MATERIAL" with respect to any entity means an event, change or

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effect which is material in relation to the condition (financial or otherwise), properties, assets, liabilities, businesses or operations of such entity taken as a whole and (ii) the term "MATERIAL ADVERSE EFFECT" means, with respect to PCB or Scripps, as the case may be, a material adverse effect on the business, assets, results of operations or financial condition of such party or on the ability of such party to perform its obligations hereunder or to consummate the transactions contemplated hereby, it being understood that a material adverse effect on any party shall not include a change with respect to such party resulting from any change in law, rule or regulation or generally accepted accounting principles which impairs both PCB and Scripps in a substantially similar manner.

              (b)    CAPITAL STRUCTURE.

                     (i) As of the date hereof, the authorized capital stock of PCB consists of 10,000,000 shares of PCB Common Stock. As of the close of business on April 21, 1998, (A) 815,470 shares of PCB Common Stock were issued and outstanding, (B) options to purchase 23,102 shares of PCB Common Stock were issued and outstanding, and (C) options to purchase 68,868 shares were available for issuance pursuant to the Pacific Commerce Bank 1995 Stock Option Plan (the "PCB STOCK OPTION PLAN"). Except as set forth in the preceding sentence, PCB has no other instrument or agreement outstanding permitting the holder to acquire shares of capital stock of PCB. All outstanding shares of PCB Common Stock are validly issued, fully paid and nonassessable, are not subject to any preemptive rights and have been issued in compliance with all applicable securities laws. All outstanding options of PCB were issued, and upon exercise in accordance with the terms of the outstanding options said shares shall be issued, in compliance with all applicable laws. The shares of PCB Common Stock are not registered pursuant to Section 12 or Section 15 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT").

                     (ii) As of the date hereof, PCB does not have outstanding any bonds, debentures, notes or other indebtedness or other instruments the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) ("VOTING DEBT") with the shareholders of PCB on any matter.

                     (iii) As of the date of this Agreement, except as set forth on Section 3.1(b)(iii) of the disclosure schedule of PCB (the "PCB DISCLOSURE SCHEDULE") delivered to Scripps prior to the execution of this Agreement which contains a list of all of the PCB stock options outstanding, indicating for each (a) the grant date; (b) whether vested or unvested; (c) exercise price; and (d) a vesting schedule by plan year, and except for this Agreement and the PCB Stock Plans, PCB does not have outstanding any options, warrants, calls, rights, commitments or agreements of any character to which PCB is a party or is bound obligating PCB to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of PCB or obligating PCB to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as collateral for outstanding loans held in its loan portfolio, PCB does not, directly or indirectly, own any equity interest in any bank, corporation or other entity. From and after the Effective Time, there will be no option, warrant, call, right or agreement obligating PCB to issue, deliver or sell, or cause to be issued, delivered


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or sold, any shares of capital stock or any Voting Debt of PCB, or obligating
PCB to grant, extend or enter into any such option, warrant, call, right or agreement. As of the date hereof, except as set forth on Section 3.1(b)(iii) of the PCB Disclosure Schedule, there are no outstanding contractual obligations of PCB to repurchase, redeem or otherwise acquire any shares of capital stock of PCB.

                     (iv) Except as set forth on Section 3.1(b)(iv) of the PCB Disclosure Schedule, since January 1, 1996, PCB has not (A) issued or permitted to be issued any shares of capital stock, or securities exercisable for or convertible into shares of capital stock of PCB, other than pursuant to and as required by the terms of the PCB Stock Plans (and stock options granted thereunder); (B) repurchased, redeemed or otherwise acquired, directly or indirectly, any shares of capital stock of PCB (other than the acquisition of trust account shares) except in connection with internal reorganizations, consolidations, liquidations or mergers and in connection with the items set forth on Section 3.1(b)(iv) of the PCB Disclosure Schedule; or (C) declared, set aside, made or paid to the shareholders of PCB dividends or other distributions on the outstanding shares of capital stock of PCB other than regular semiannual cash dividends on the PCB Common Stock at a rate not in excess of the regular semiannual cash dividends most recently declared by PCB prior to the date of this Agreement.

              (c)    AUTHORITY.

                     (i) PCB has all requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the shareholders of PCB, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of PCB, subject to the approval by the shareholders of PCB. This Agreement has been duly executed and delivered by PCB and constitutes a valid and binding obligation of PCB enforceable in accordance with its terms.

                     (ii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, give rise to or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on assets (any such conflict, violation, default, right, loss or creation being referred to herein as a "VIOLATION") pursuant to any provision of the Articles of Incorporation, as amended (the "PCB ARTICLES"), or Bylaws of PCB, except as disclosed on Section 3.1(c) of the PCB Disclosure Schedule and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below or, be, give rise to or result in any Violation pursuant to any loan or credit agreement, note, mortgage, indenture, lease, Benefit Plan (as defined in Section 3.1(n)) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to PCB, or its properties or assets, which Violations would in the aggregate have a material adverse effect on PCB.

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                     (iii)  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (each a "GOVERNMENTAL ENTITY") is required by or with respect to PCB in connection with the execution and delivery of this Agreement by PCB, or the consummation by PCB of the transaction contemplated hereby, the failure of which to obtain or make would in the aggregate have a material adverse effect on PCB or on its ability to perform its obligations hereunder, except for (A) the filing of applications and notices with the FDIC under applicable provisions of federal banking law and approval of same, (B) the filing with the CDFI of applications relating to the transactions contemplated hereby (the "CDFI APPLICATION"), and (C) the filing of the Merger Agreement with the Secretary of State of the State of California and appropriate documents with the relevant authorities of other states in which PCB is qualified to do business.

              (d) PCB FILINGS. PCB has made available to Scripps a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by PCB with the CDFI and the FDIC (the "REGULATORY AGENCIES") since January 1, 1995 (such documents, as amended since the time of their filing, being referred to herein as the "PCB FILINGS"), which are all the documents that PCB was required to file with the Regulatory Agencies since such date. As of their respective dates, the PCB Filings complied in all material respects with the requirements of the Applicable Laws (as defined in Section 3.1(g)) and none of the PCB Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of PCB included in the PCB Filings filed since January 1, 1995 comply in all material respects with applicable accounting requirements and with the published rules and regulations of the CDFI with respect thereto. To the extent required by such rules and regulations, such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount) the consolidated financial position of PCB as at the dates thereof and the consolidated results of its operations and cash flows or changes in financial position for the periods then ended.

              (e) ARTICLES, BYLAWS, BOOKS AND RECORDS. The copies of the PCB Articles and Bylaws of PCB, heretofore delivered to Scripps are complete and accurate copies thereof as in effect on the date hereof. The minute book of PCB made available to Scripps contains a complete and accurate record of all meetings of PCB's Board of Directors (and committees thereof) and shareholders. The corporate books and records (including financial statements) of PCB fairly reflect the material transactions to which PCB is a party or by which its properties are subject or bound, and such books and records have been properly kept and maintained.

              (f) INFORMATION SUPPLIED. The information supplied or to be supplied by PCB for inclusion or incorporation by reference in the CDFI Application to be filed with the CDFI by Scripps and PCB in connection with obtaining approval from the CDFI to consummate the transactions contemplated herein, including the issuance of shares of Scripps Common Stock in the Merger, will not, at the time the Merger becomes effective under the CGCL, contain any

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untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

              (g) COMPLIANCE WITH APPLICABLE LAWS. PCB holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the business of PCB (the "PCB PERMITS"), except for PCB Permits the failure of which to hold would not, individually or in the aggregate, have a material adverse effect on PCB. PCB is in compliance in all material respects with the terms of the PCB Permits and all applicable laws and regulations, except for possible violations which, individually or in the aggregate, would not have a material adverse effect on PCB. Except as set forth on Section 3.1(g) of the PCB Disclosure Schedule, the business of PCB is not being conducted in violation of any law, ordinance, regulation, order, writ, rule or decree of any Governmental Entity, including but not limited to all federal and state laws (including but not limited to the Bank Secrecy Act), rules and regulations relating to the offer, sale or issuance of securities, and the operation of a commercial bank (the "APPLICABLE LAWS"), except for possible violations which individually or in the aggregate would not have a material adverse effect on PCB. As of the date of this Agreement, no investigation by any Governmental Entity with respect to PCB is pending or threatened, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not have a material adverse effect on PCB. PCB has not failed to file with the proper federal, state, local or other authorities any material report or other document required to be filed by it. PCB has filed all material documents and reports required to be filed by it with the Regulatory Agencies and any other Governmental Entity having jurisdiction over its business or any of its assets or properties. All such reports conform in all material respects with the requirements promulgated by such Governmental Entities and Regulatory Agencies. All compliance or corrective action relating to PCB required by all Governmental Entities and Regulatory Agencies has been taken. PCB has not received any notification, formally or informally, from any Governmental Entity or Regulatory Agency or the staff thereof (A) asserting that it is not in compliance with any of the Applicable Laws, or (B) threatening to revoke any license, franchise, permit or governmental authorization. PCB has paid all assessments made or imposed by any Governmental Entity.

              (h) LITIGATION. Except as set forth on Section 3.1(h) of the PCB Disclosure Schedule, there is no suit, action or proceeding pending or, to the knowledge of PCB, threatened, against or affecting PCB nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against PCB. To PCB's knowledge, there is no reasonable basis for any legal action or other proceeding or investigation before any court, any arbitrator of any kind or any government agency, and PCB is not subject to any potential adverse claim, the outcome of which could involve the payment or receipt by PCB of any amount in excess of $50,000, unless an insurer of PCB has agreed to defend against and pay the amount of any resulting liability without reservation, or, if any such legal action, proceeding, investigation or claim will not involve the payment by PCB of a monetary amount, which could materially adversely affect PCB or its business or property or the transactions contemplated hereby. PCB has no knowledge of any pending or threatened claims or charges under any Applicable Laws, including but not limited to, the Community Reinvestment Act, before the Equal Employment

Opportunity Commission, the California Department of Fair Housing & Economic Development, the California Unemployment Appeals Board, or any federal or state human relations commission or agency. There is no labor dispute, strike, slow-down or stoppage pending or, to the best of the knowledge of PCB, threatened against PCB.

              (i) TAXES. PCB has filed all material tax returns required to be filed by it, which tax returns are true, correct and complete in all material respects, and has paid all taxes required to be paid as shown on such returns. Except as set forth on Section 3.1(i) of the PCB Disclosure Schedule, no material deficiencies for any taxes have been proposed, asserted or assessed against PCB. Except with respect to claims for refund, the Federal income tax returns of PCB have been examined by and settled with the United States Internal Revenue Service (the "IRS"), or the statute of limitations has expired (and no waiver extending the statute of limitations has been requested or granted), for all taxable years ending on or before December 31, 1990. The Federal income tax returns of PCB are not currently under examination by the IRS. For the purpose of this Agreement, (x) the term "TAX" (including, with correlative meaning, the terms "TAXES" and "TAXABLE") includes all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts; and (y) the term "TAX RETURN" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a tax authority relating to taxes. PCB has delivered to Scripps copies of all of its tax returns with respect to taxes payable to the United States of America and the State of California for the fiscal years ended December 31, 1996, 1995, 1994 and 1993. No consent has been filed relating to PCB pursuant to Section 341(f) of the Code.

              (j)    PROPERTIES AND LEASES.

                     (i) PCB has good and marketable title, free and clear of all liens and encumbrances and the right of possession, subject to existing leaseholds, to all real properties and good title to all other property and assets, tangible and intangible, reflected in the PCB balance sheet as of March 31, 1998 (except property held as lessee under leases disclosed in writing prior to the date hereof and except personal property sold or otherwise disposed of since March 31, 1998, in the Ordinary Course of Business, as defined in
Section 4.1(a) below), except (a) liens for taxes or assessments not delinquent,
(b) such other liens and encumbrances and imperfections of title as do not materially affect the value of such property as reflected in the PCB balance sheet as of March 31, 1998, or as currently shown on the books and records of PCB and which do not interfere with or impair its present and continued use, or
(c) exceptions disclosed in title reports and preliminary title reports, copies of which have been provided to Scripps. All tangible properties of PCB conform in all material respects with all applicable ordinances, regulations and zoning laws. All tangible properties of PCB are in a good state of maintenance and repair and are adequate for the current business of PCB. No properties of PCB, and, to the best of PCB's knowledge, no properties in which it holds a collateral or contingent interest or purchase option, are the subject of any pending or threatened investigation, claim or proceeding relating to the use, storage or disposal on such property of or contamination of such property by any toxic or hazardous waste material or substance. PCB does not own, possess or have a collateral or contingent interest or purchase option in any properties or other assets which contain or have located within or thereon any hazardous or toxic waste material or substance unless the location of such hazardous or toxic waste material or other substance or its use thereon conforms in all material respects with all federal, state and local laws, rules, regulations or other provisions regulating the discharge of materials into the environment. As to any asset not owned or leased by PCB, PCB has not controlled, directed or participated in the operation or management of any such asset or any facilities or enterprise conducted thereon, such that it has become an owner or operator of such asset under applicable environmental laws.

                     (ii) All properties held by PCB under leases are held by it under valid, binding and enforceable leases, with such exceptions as are not material and do not interfere with the conduct of the business of PCB, and PCB enjoys quiet and peaceful possession of such leased property. PCB is not in material default in any respect under any material lease, agreement or obligation regarding its properties to which it is a party or by which it is bound.

                     (iii) Except as set forth on Section 3.1(j) of the PCB Disclosure Schedule, no third party consents are required under the leases referred to in Section 3.1(j)(ii) in order to consummate the transactions contemplated by this Agreement and the Merger Agreement. Where required, PCB shall obtain, prior to the Effective Date, the necessary consents of such parties.

              (k) CLASSIFIED LOANS. Except as set forth on Section 3.1(k) of the PCB Disclosure Schedule, there are no loans presently owned by PCB that have been classified by PCB management or PCB internal policy or procedure, any outside review examiner, accountant or any bank regulatory agency as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," or "Loss" or classified using categories or words with similar import and all loans or portions thereof classified "Loss" have been charged off. Notwithstanding the above, PCB shall be under no obligation to disclose to Scripps any such classification by any bank examiner where such disclosure would violate any obligation of confidentiality of PCB imposed by the CDFI or the FDIC. PCB regularly reviews and appropriately classifies its loans in accordance with all applicable legal and regulatory requirements and generally accepted banking practices. All loans and investments of PCB are legal, valid and binding obligations enforceable in accordance with their respective terms and are not subject to any setoffs, counterclaims or disputes (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general applicability), except as disclosed to Scripps in writing or reserved for in the unaudited balance sheet of PCB as of March 31, 1998, and were duly authorized under and made in compliance with Applicable Laws. PCB does not have any extensions of credit, investments, guarantees, indemnification agreements or commitments for the same (including without limitation commitments to issue letters of credit, to create acceptances, or to repurchase securities, federal funds or other assets) other than those documented on the books and records of PCB.

              (l) CERTAIN AGREEMENTS. Except as disclosed in the PCB Filings or as set forth on Section 3.1(l) of the PCB Disclosure Schedule or as set forth in the PCB Stock Plans and except for this Agreement, as of the date of this Agreement, PCB is not a party to any oral or written (i) consulting agreement (other than data processing, software programming and licensing contracts entered into in the Ordinary Course of Business) not terminable on 60 days or less notice involving the payment of more than $10,000 per annum, in the case of any such agreement with an individual, or $25,000 per annum, in the case of any other such agreement, or any union, guild or collective bargaining agreement,
(ii) agreement with any executive officer or other key employee of PCB the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving PCB or of the nature contemplated by this Agreement, (iii) agreement with respect to any executive officer of PCB providing any term of employment or compensation guarantee, or (iv) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

              (m) RESTRICTIONS ON INVESTMENTS. Except for pledges to secure public and trust deposits and repurchase agreements in the Ordinary Course of Business, none of the investments reflected in the PCB balance sheet as of March 31, 1998, and none of the investments made by PCB since December 31, 1997, are subject to any restriction, whether contractual or statutory, which materially impairs the ability of PCB freely to dispose of such investment at any time.

              (n)    BENEFIT PLANS.

                     (i) With respect to each employee benefit plan (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (all the foregoing being herein called "BENEFIT PLANS"), maintained or contributed to by PCB (the "PCB BENEFIT PLANS"), PCB has made available to Scripps a true and correct copy of (A) the most recent annual report (Form 5500) filed with the IRS, (B) such PCB Benefit Plan, (C) each trust agreement relating to such PCB Benefit Plan, (D) the most recent summary plan description for each PCB Benefit Plan for which a summary plan description is required, (E) the most recent actuarial report or valuation relating to a PCB Benefit Plan subject to title IV of ERISA, and (F) the most recent determination letter issued by the IRS with respect to any PCB Benefit Plan qualified under Section 401(a) of the Code.

                     (ii) The current value of the assets of each of the PCB Benefit Plans subject to title IV of ERISA exceeds that plan's "Benefit Liabilities" as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if that plan terminated in accordance with all applicable legal requirements.

                     (iii) Except as set forth in Section 3.1(n)of the PCB Disclosure Schedule, to the best knowledge of PCB, each of the PCB Benefit Plans has been administered in compliance with its terms in all material respects and is in compliance in all material respects with the applicable provisions of ERISA (including, but not limited to, the funding and prohibited transactions provisions thereof), the Code and other applicable laws.

                     (iv) There has been no reportable event within the meaning of Section 4043(b) of ERISA (for which a waiver did not apply) or any accumulated funding deficiency (whether or not waived) within the meaning of
Section 412 of the Code with respect to any PCB Benefit Plan.

                     (v) All contributions to the PCB Benefit Plans required thereunder have been made or provided for.

                     (vi) No contributions have been made by PCB, to any "Multiemployer Plan," as such term is defined in Section 3(37) of ERISA.

                     (vii) To the best knowledge of PCB, each of the PCB Benefit Plans which is intended to be a qualified plan within the meaning of
Section 401(a) of the Code is so qualified, and PCB is not aware of any fact or circumstance which would adversely affect the qualified status of any such plan.

                     (viii) With respect to the PCB Benefit Plans, individually and in the aggregate, no event has occurred and, to the knowledge of PCB there exists no condition or set of circumstances in connection with which PCB could be subject to any liability that is reasonably likely to have a material adverse effect on PCB (except liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law.

                     (ix) True and complete copies of the PCB Stock Plans as in effect on the date hereof have been provided to Scripps.

              (o) SUBSIDIARIES. Section 3.1(o) of the PCB Disclosure Schedule sets forth all of the Subsidiaries of PCB as of the date of this Agreement and indicates for each such Subsidiary, as of such date, the jurisdiction of organization. As used in this Agreement, the word "SUBSIDIARY" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership).

              (p) AGREEMENTS WITH REGULATORY AGENCIES. PCB holds a currently valid license issued by the CDFI to engage in the commercial banking business in California at the locations at which it currently conducts business. Neither the scope of the business of PCB nor the location of its properties requires it to be licensed to do business in any jurisdiction other than the State of California. PCB's deposits are insured by the FDIC to the maximum extent permitted by applicable law and regulation. PCB is not a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, any Regulatory Agency, nor has PCB been advised by any Regulatory Agency that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolution or similar undertaking.

              (q) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the PCB Filings filed prior to the date of this Agreement, since December 31, 1997, PCB has not incurred any material liability, except in the Ordinary Course of Business consistent with its past practices, nor has there been any change, or any event involving a prospective change, in the business, financial condition or results of operations of PCB which has had, or is reasonably likely to have, a material adverse effect on PCB (other than as a result of changes in banking laws or regulations of general applicability or interpretations thereof).

              (r) NO UNDISCLOSED LIABILITIES. Except for items for which reserves have been established in the unaudited balance sheets of PCB as of March 31, 1998, PCB has not incurred or discharged, and is not legally obligated with respect to, any indebtedness, liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar arrangement) or obligation (accrued or contingent, whether due or to become due, and whether or not subordinated to the claims of its general creditors), other than as a result of operations in the Ordinary Course of Business after such date. No agreement pursuant to which any loans or other assets have been or will be sold by PCB entitled the buyer of such loans or other assets, unless there is material breach of a representation or covenant by PCB, to cause PCB to repurchase such loan or other asset or the buyer to pursue any other form of recourse against PCB. PCB has not knowingly made and shall not make any representations or covenants in any such agreement that contained or shall contain any untrue statement of a material fact or omitted or shall omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such representations and/or covenants were made or shall be made, not misleading. Except as set forth in
Section 3.1(r) of the PCB Disclosure Schedule, no cash, stock or other dividend or any distribution with respect to the PCB shares has been declared, set aside or paid, nor have any of the PCB shares been purchased, redeemed or otherwise acquired, directly or indirectly, by PCB since December 31, 1995.

              (s) ACCOUNTING MATTERS. Based upon consultation with its independent accountants, neither PCB nor any of its directors, officers or, to its knowledge, shareholders has taken or agreed to take any action that would prevent Scripps from accounting for the business combination to be effected by the Merger as a "pooling of interests."

              (t) ENVIRONMENTAL MATTERS. Each of the representations contained in the following subparagraphs (i)-(v) of this Section 3.1(t) is qualified in its entirety by the information set forth in Section 3.1(t) of the PCB Disclosure Schedule.

                     (i) To the knowledge of PCB, the Participation Facilities, and the Loan Properties (each as hereinafter defined) are, and have been, in compliance with all applicable laws, rules, regulations, standards and requirements of the United States Environmental Protection Agency ("EPA") and of state and local agencies with jurisdiction over pollution or protection of the environment, except for violations which, either individually or in the aggregate, do not or would not result in a material adverse effect on PCB.

                     (ii) To the knowledge of PCB, there is no suit, claim, action or proceeding pending or threatened, before any court, governmental agency or board or other forum in which PCB or any Participation Facility has been or, with respect to threatened proceedings, may be, named as a defendant
(x) for alleged noncompliance (including by any predecessor), with any environmental law, rule or regulation or (y) relating to the release into the environment of any Hazardous Material (as hereinafter defined) or oil whether or not occurring at or on a site owned, leased or operated by PCB or any Participation Facility except as would not, either individually or in the aggregate, result in a material adverse effect on PCB.

                     (iii) To the knowledge of PCB, there is no suit, claim, action or proceeding pending or threatened, before any court, governmental agency or board or other forum in which any Loan Property has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor) with any environmental law, rule or regulation or (y) relating to the release into the environment of any Hazardous Material or oil whether or not occurring at or on a site owned, leased or operated by a Loan Property, except where such noncompliance or release does not or would not result, either individually or in the aggregate, in a material adverse effect on PCB.

                     (iv) To the knowledge of PCB, there is no reasonable basis for any suit, claim, action or proceeding as described in subsection (ii) or (iii) of this Section 3.1(t), except as would not, individually or in the aggregate, have a material adverse effect on PCB.

                     (v) During the period of (x) PCB's ownership or operation of any of its respective current properties, (y) PCB's participation in the management of any Participation Facility, or (z) PCB's holding of a security interest in a Loan Property, to the knowledge of PCB, there has been no release of Hazardous Material or oil in, on, under or affecting such properties, except where such release does not or would not result, either individually or in the aggregate, in a material adverse effect on PCB. Prior to the period of
(x) PCB's ownership or operation of any of their respective current properties,
(y) PCB's participation in the management of any Participation Facility, or
(z) PCB's holding of a security interest in a Loan Property, to the knowledge of PCB, there was no release of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except where such release does not or would not result, either individually or in the aggregate, in a material adverse effect on PCB.

                     (vi)   The following definitions apply for purposes of this
Section 3.1(t): (x) "LOAN PROPERTY" means any property in which PCB holds a security interest for an amount greater than $25,000 and, where required by the context, said term means the owner or operator of such property;
(y) "PARTICIPATION FACILITY" means any facility in which PCB participates in the management and, where required by the context, said term means the owner or operator of such property; and (z) "HAZARDOUS MATERIAL" means any pollutant, contaminant, or hazardous substance under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601 et seq., or any similar state law.

              (u) OWNERSHIP OF SCRIPPS COMMON STOCK. As of the date hereof, PCB does not beneficially own, directly or indirectly, nor is it a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any of the outstanding shares of capital stock of Scripps entitled to vote generally in the election of directors (other than trust account shares). PCB does not "beneficially own" any shares of Scripps Common Stock.

              (v) APPROVALS. PCB knows of no reason why all Consents (as defined in Section 6.1(b)), should not be obtained without the imposition of any condition or restriction of the type referred to in Section 6.1(f) or why the accountants' letter referred to in Section 6.1(e) cannot be obtained.

              (w) BROKERS AND FINDERS. Except as set forth on Section 3.1(w) of the PCB Disclosure Schedule, neither PCB nor any of its directors, officers or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement. Any liabilities to any such broker or finder shall be reflected in the financial statements of PCB as of the Valuation Date.

              (x) LABOR MATTERS. Except as set forth on Section 3.1(x) of the PCB Disclosure Schedule, PCB is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any material proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike or other labor dispute involving it pending or, to its knowledge, threatened.

              (y) TRADEMARKS AND TRADE NAMES. PCB (i) owns and has the exclusive right to use all trademarks, trade names, patents, copyrights, service marks, trade secrets, or other intellectual property rights (collectively, "INTELLECTUAL PROPERTY RIGHTS") used in or necessary for the conduct of their businesses as now or heretofore conducted; and (ii) is not infringing upon the Intellectual Property Rights of any person or entity. No claim is pending or threatened by any person or entity against or otherwise affecting the use by PCB of any Intellectual Property Rights and there is no valid basis for any such claim.

              (z) COMPENSATION OF OFFICERS AND EMPLOYEES. Except as set forth on Section 3.1(z) of the PCB Disclosure Schedule, (i) no officer or employee of PCB is receiving aggregate direct remuneration at a rate exceeding $60,000 per annum, and (ii) the consummation of the transactions contemplated by this Agreement and the Merger Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any payment

(whether of severance pay or otherwise) becoming due from PCB or Scripps to any employee of PCB.

              (aa) INSURANCE. PCB is and continuously since its inception has been, insured with reputable insurers against all risks normally insured against by banks, and all of the insurance policies and bonds maintained by PCB are in full force and effect, PCB is not in default thereunder and all material claims thereunder have been filed in due and timely fashion. In the best judgment of the management of PCB, such insurance coverage is adequate for PCB. Since December 31, 1997 there has not been any damage to, destruction of, or loss of any assets of PCB not covered by insurance that could materially adversely affect the business, financial condition, properties, assets or results of operations of PCB.

              (bb) LOAN LOSS RESERVES. The allowance for loan losses in the PCB balance sheets dated December 31, 1997, March 31, 1998, and as of the Valuation Date are and will be adequate in all material respects under the requirements of all applicable state and federal laws and regulations to provide for possible loan losses on outstanding loans, net of recoveries. PCB has disclosed to Scripps in writing prior to the date hereof, and will promptly inform Scripps of the amounts of all loans, leases, other extensions of credit or commitments, or other interest-bearing assets of PCB, that have been classified as of the date hereof or hereafter by PCB management or PCB internal policy or procedure, any outside review examiner, accountant or any bank regulatory agency as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," or "Loss" or classified using categories or words with similar import in the case of loans (or that would have been so classified, in the case of other interest-bearing assets, had they been loans). Notwithstanding the above, PCB shall be under no obligation to disclose to Scripps any such classification by any bank regulatory agency where such disclosure would violate any obligation of confidentiality of PCB imposed by such bank regulatory agency. PCB has furnished and will continue to furnish to Scripps true and accurate information concerning the loan portfolio of PCB, and no material information with respect to the loan portfolio has been or will be withheld from Scripps.

              (cc) TRANSACTIONS WITH AFFILIATES. Except as may arise in the Ordinary Course of Business, PCB has not extended credit, committed itself to extend credit, or transferred any asset to or assumed or guaranteed any liability of the employees or directors of PCB, or any spouse or child of any of them, or to any of their "affiliates" or "associates" as such terms are defined in Rule 405 under the Securities Act. PCB has not entered into any other transactions with the employees or directors of PCB or any spouse or child of any of them, or any of their affiliates or associates, except as disclosed in writing to Scripps. Any such transactions have been on terms no less favorable to PCB than those which would prevail in an arms-length transaction with an independent third party. PCB has not violated the applicable rules of the Regulatory Agencies in connection with any such transactions described in this subsection.

              (dd) INFORMATION IN SCRIPPS APPLICATIONS. The information pertaining to PCB which has been or will be furnished to Scripps for or on behalf of PCB for inclusion in the applications to be filed to obtain government approvals, including the CDFI Application (the "APPLICATIONS") or that will be contained in the Joint Proxy Statement, does not and will not contain any untrue statement of any material fact and does not omit and will not omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that information of a later date shall be deemed to modify information as of an earlier date. All financial statements of PCB included in the Applications or the Joint Proxy Statement, will present fairly the financial condition and results of operations of PCB at the dates and for the periods covered by such statements in accordance with generally accepted accounting principles consistently applied throughout the periods covered by such statements. PCB shall promptly advise Scripps in writing if prior to the Effective Time, PCB shall obtain knowledge of any facts that would make it necessary to amend or supplement the Applications or the Joint Proxy Statement in order to make the statements therein not misleading or to comply with applicable law or regulation.

       3.2 REPRESENTATIONS AND WARRANTIES OF SCRIPPS. Each representation and warranty of Scripps set forth in this Agreement shall be deemed to be made on and as of the date hereof, the Closing Date and the Effective Time. No representation or warranty is inaccurate, incomplete or incorrect in any material respect as of the date furnished or contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to PCB. Scripps represents and warrants to PCB as follows:

              (a) ORGANIZATION, STANDING AND POWER. Scripps is a banking corporation duly organized, validly existing and in good standing under the laws of California, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify would not have a material adverse effect on Scripps.

              (b)    CAPITAL STRUCTURE.

                     (i) As of the date hereof, the authorized capital stock of Scripps consists of 10,000,000 shares of Scripps Common Stock. As of the close of business on April 21, 1998, (A) 4,943,715 shares of Scripps Common Stock were outstanding, (B) 337,946 shares of Scripps Common Stock were issuable upon exercise of outstanding stock options and warrants, and (C) 162,906 shares of Scripps Common Stock were reserved for issuance pursuant to the Employee Stock Purchase Plan, Employee Stock Ownership Plan, Dividend Reinvestment Plan and various Stock Option Plans (collectively referred to as the "SCRIPPS STOCK PLANS"). Except as set forth in the preceding sentence and except as set fourth in Section 3.2 (b)(i) of the disclosure schedule of Scripps (the "SCRIPPS DISCLOSURE SCHEDULE") delivered to PCB prior to the execution of this Agreement, Scripps has no other instrument or agreement outstanding permitting the holder to acquire shares of capital stock of Scripps. All outstanding shares of Scripps Common Stock are, and the shares of Scripps Common Stock to be issued pursuant to or as specifically contemplated by this Agreement, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights and have been issued in compliance with all applicable securities laws. All outstanding options of Scripps were issued and, upon issuance in accordance with the terms of the outstanding options said shares shall be validly issued, fully paid and nonassessable and issued in compliance with all applicable securities laws. The shares of Scripps Common Stock are not registered pursuant to Section 12 or Section 15 of the Exchange Act.

                     (ii) As of the date hereof, Scripps does not have outstanding any Voting Debt.

                     (iii) As of the date of this Agreement, except as set forth on Section 3.2(b)(iii) of the Scripps Disclosure Schedule, and except for this Agreement and the Scripps Stock Plans, Scripps does not have outstanding any options, warrants, calls, rights, commitments or agreements of any character to which Scripps is bound obligating Scripps to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or obligating Scripps to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as collateral for outstanding loans held in its loan portfolio, Scripps does not, directly or indirectly, own any equity interest in any bank, corporation or other entity. From and after the Effective Time, there will be no option, warrant, call, right or agreement obligating Scripps to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or any Voting Debt of Scripps, or obligating Scripps to grant, extend or enter into any such option, warrant, call, right or agreement. As of the date hereof, except as set forth on Section 3.1(b)(iii) of the Scripps Disclosure Schedule, there are no outstanding contractual obligations of Scripps to repurchase, redeem or otherwise acquire any shares of capital stock of Scripps.

                     (iv) Except as set forth on Section 3.2(b)(iv) of the Scripps Disclosure Schedule, since January 1, 1996, Scripps has not (A) issued or permitted to be issued any shares of capital stock, or securities exercisable for or convertible into shares of capital stock of Scripps, other than pursuant to and as required by the terms of the Scripps Stock Plans (and stock options granted thereunder); (B) repurchased, redeemed or otherwise acquired, directly or indirectly, any shares of capital stock of Scripps (other than the acquisition of trust account shares) except in connection with internal reorganizations, consolidations, liquidations or mergers and in connection with the items set forth on Section 3.2(b)(iv) of the Scripps Disclosure Schedule; or
(C) declared, set aside, made or paid to the shareholders of Scripps dividends or other distributions on the outstanding shares of capital stock of Scripps other than regular semiannual cash dividends on the Scripps Common Stock at a rate not in excess of the regular semiannual cash dividends most recently declared by Scripps prior to the date of this Agreement.

              (c)    AUTHORITY.

                     (i) Scripps has all requisite corporate power and authority to enter into this Agreement and, subject to approval by the shareholders of Scripps of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Scripps. This Agreement has been duly executed and delivered by Scripps and constitutes a valid and binding obligation of Scripps, enforceable in accordance with its terms.

                     (ii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not be, give rise to or result in any Violation pursuant to any provision of the Articles of Incorporation or Bylaws of Scripps, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below or, be, give rise to or result in any Violation pursuant to any loan or credit agreement, note, mortgage, indenture, lease, Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Scripps or its properties or assets, which Violations would in the aggregate have a material adverse effect on Scripps.

                     (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Scripps in connection with the execution and delivery of this Agreement by Scripps or the consummation by Scripps of the transactions contemplated hereby, the failure of which to obtain or make would in the aggregate have a material adverse effect on Scripps or on its ability to perform its obligations hereunder, except for (A) the filing of applications and notices with the CDFI and approval of same, (B) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Scripps Common Stock contemplated by this Agreement, (C) the filing of the Merger Agreement with the Secretary of State of the State of California and appropriate documents with the relevant authorities of other states in which Scripps is qualified to do business, (D) consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of Federal securities laws relating to the regulation of investment advisors and broker-dealers and of any applicable industry self-regulatory organization, or which are required under consumer finance, mortgage banking and other similar laws, and (F) such filings, notifications and approvals as may be required under the Small Business Investment Act of 1958 and the rules and regulations thereunder.

              (d) SCRIPPS FILINGS. Scripps has made available to PCB a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Scripps with the Regulatory Agencies since January 1, 1995 (such documents, as amended since the time of their filing, being referred to herein as the "SCRIPPS FILINGS"), which are all the documents that Scripps was required to file with the Regulatory Agencies since such date. As of their respective dates, the Scripps Filings complied in all material respects with the requirements of the Applicable Laws and none of the Scripps Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Scripps included in the Scripps Filings filed since January 1, 1995 comply in all material respects with applicable accounting requirements and with the published rules and regulations of the CDFI with respect thereto. To the extent required by such rules and regulations, such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) the financial position of Scripps as at the dates thereof and the results of its operations and cash flows or changes in financial position for the periods then ended.

              (e) ARTICLES, BYLAWS, BOOKS AND RECORDS. The copies of the Articles of Incorporation and Bylaws of Scripps, delivered to PCB are complete and accurate copies thereof as in effect on the date hereof. The minute book of Scripps made available to PCB contains a complete and accurate record of all meetings of Scripps's Board of Directors (and committees thereof) and shareholders. The corporate books and records (including financial statements) of Scripps fairly reflect the material transactions to which Scripps is a party or by which its properties are subject or bound, and such books and records have been properly kept and maintained.

              (f) INFORMATION SUPPLIED. No representation or warranty of Scripps contained in this Agreement or any statement, schedule, exhibit or certificate given or to be given by or on behalf of Scripps to PCB in connection herewith and none of the information supplied or to be supplied by Scripps to PCB under this Agreement contains or will contain any untrue statement of material fact or admit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

              (g) COMPLIANCE WITH APPLICABLE LAWS. Scripps holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the business of Scripps (the "SCRIPPS PERMITS"), except for Scripps Permits the failure of which to hold would not, individually or in the aggregate, have a material adverse effect on Scripps. Scripps is in compliance in all material respects with the terms of the Scripps Permits and all applicable laws and regulations, except for possible violations which, individually or in the aggregate, would not have a material adverse effect on Scripps. Except as disclosed in the Scripps Filings filed prior to the date of this Agreement, the business of Scripps is not being conducted in violation of any Applicable Laws, except for violations which individually or in the aggregate would not, have a material adverse effect on Scripps. No investigation or review by any Governmental Entity with respect to Scripps is pending or, to the knowledge of Scripps, threatened, nor has any Governmental Entity indicated to Scripps and intention to conduct the same, other than which individually or in the aggregate, will not have a material adverse effect on Scripps. Scripps has not failed to file with the proper federal, state, local or other authorities any material report or other document required to be filed by it. Scripps has filed all material documents and reports required to be filed by it with the Regulatory Agencies and any other Governmental Entity having jurisdiction over its business or any of its assets or properties. All such reports conform in all material respects with the requirements promulgated by such Governmental Entities and Regulatory Agencies. All compliance or corrective action relating to Scripps required by all Governmental Entities and Regulatory Agencies has been taken. Scripps has not received any notification, formally or informally, from any Governmental Entity or Regulatory Agency or the staff thereof (A) asserting that it is not in compliance with any of the Applicable Laws, or (B) threatening to revoke any license, franchise, permit or governmental authorization. Scripps has paid all assessments made or imposed by any Governmental Entity.

              (h) LITIGATION. Except as set forth on Section 3.2(h) of the Scripps Disclosure Schedule, there is no suit, action or proceeding pending or, to the knowledge of Scripps, threatened, against or affecting Scripps which, if adversely determined, would have a material adverse effect on Scripps; nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Scripps, having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect. To Scripps's knowledge, there is no reasonable basis for any legal action or other proceeding or investigation before any court, any arbitrator of any kind or any government agency, and Scripps is not subject to any potential adverse claim, the outcome of which could involve the payment or receipt by Scripps of any amount in excess of $150,000, unless an insurer of Scripps has agreed to defend against and pay the amount of any resulting liability without reservation, or, if any such legal action, proceeding, investigation or claim will not involve the payment by Scripps of a monetary amount, which could materially adversely affect Scripps or its business or property or the transactions contemplated hereby. Scripps has no knowledge of any pending or threatened claims or charges under any Applicable Laws, including but not limited to, the Community Reinvestment Act, before the Equal Employment Opportunity Commission, the California Department of Fair Housing & Economic Development, the California Unemployment Appeals Board, or any federal or state human relations commission or agency. There is no labor dispute, strike, slow-down or stoppage pending or, to the best of the knowledge of Scripps, threatened against Scripps.

              (i) TAXES. Scripps has filed all material tax returns required to be filed by it, which tax returns are true, correct and complete in all material respects, and has paid all taxes required to be paid as shown on such returns. No material deficiencies for any taxes have been proposed, asserted or assessed against Scripps. Except with respect to claims for refund, the Federal income tax returns of Scripps have been examined by and settled with the IRS, or the statute of limitations has expired (and no waiver extending the statute of limitations has been requested or granted), for all taxable years ending on or before December 31, 1990. The Federal income tax returns of Scripps are not currently under examination by the IRS.

              (j)    PROPERTIES AND LEASES.

                     (i) Scripps has good and marketable title, free and clear of all liens and encumbrances and the right of possession, subject to existing leaseholds, to all real properties and good title to all other property and assets, tangible and intangible, reflected in the Scripps balance sheet as of March 31, 1998 (except property held as lessee under leases disclosed in writing prior to the date hereof and except personal property sold or otherwise disposed of since March 31, 1998, in the Ordinary Course of Business), except
(a) liens for taxes or assessments not delinquent, (b) such other liens and encumbrances and imperfections of title as do not materially affect the value of such property as reflected in the Scripps balance sheet as of March 31, 1998, or as currently shown on the books and records of Scripps and which do not interfere with or impair its present and continued use, or (c) exceptions disclosed in title reports and preliminary title reports, copies of which have been provided to Scripps. All tangible properties of Scripps conform in all material respects with all applicable ordinances, regulations and zoning laws. All tangible properties of Scripps are in a good state of maintenance and repair and are adequate for the current business of Scripps. No properties of Scripps, and, to the best of Scripps's knowledge, no properties in which it holds a collateral or contingent interest or purchase option, are the subject of any pending or threatened investigation, claim or proceeding relating to the use, storage or disposal on such property of or contamination of such property by any toxic or hazardous waste material or substance. Scripps does not own, possess or have a collateral or contingent interest or purchase option in any properties or other assets which contain or have located within or thereon any hazardous or toxic waste material or substance unless the location of such hazardous or toxic waste material or other substance or its use thereon conforms in all material respects with all federal, state and local laws, rules, regulations or other provisions regulating the discharge of materials into the environment. As to any asset not owned or leased by Scripps, Scripps has not controlled, directed or participated in the operation or management of any such asset or any facilities or enterprise conducted thereon, such that it has become an owner or operator of such asset under applicable environmental laws.

                     (ii) All properties held by Scripps under leases are held by it under valid, binding and enforceable leases, with such exceptions as are not material and do not interfere with the conduct of the business of Scripps, and Scripps enjoys quiet and peaceful possession of such leased property. Scripps is not in material default in any respect under any material lease, agreement or obligation regarding its properties to which it is a party or by which it is bound.

                     (iii) Except as set forth on Section 3.2(j) of the Scripps Disclosure Schedule, no third party consents are required under the leases referred to in Section 3.2(j) in order to consummate the transactions contemplated by this Agreement and the Merger Agreement. Where required, Scripps shall obtain, prior to the Effective Date, the necessary consents of such parties.

              (k)    SUBSIDIARIES.  Scripps does not have any Subsidiaries.

              (l) AGREEMENTS WITH REGULATORY AUTHORITIES. Scripps holds a currently valid license issued by the CDFI to engage in the commercial banking and trust business in California at the locations at which it currently conducts business. Neither the scope of the business of Scripps nor the location of its properties requires it to be licensed to do business in any jurisdiction other than the State of California. Scripps's deposits are insured by the FDIC to the maximum extent permitted by applicable law and regulation. Scripps is not a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, any Regulatory Agency, nor has Scripps been advised by any Regulatory Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

              (m) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Scripps Filings filed prior to the date of this Agreement, since
December 31, 1997, Scripps has not incurred any material liability, except in the Ordinary Course of Business consistent with its past practices, nor has there been any change, or any event involving a prospective change, in the business, financial condition or results of operations of Scripps which has had, or is reasonably likely to have, a material adverse effect on Scripps (other than as a result of changes in banking laws or regulations of general applicability or interpretations thereof).

              (n) NO UNDISCLOSED LIABILITIES. Except for items for which reserves have been established in the unaudited balance sheet of Scripps as of March 31, 1998, Scripps has not incurred or discharged, and is not legally obligated with respect to, any indebtedness, liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar arrangement) or obligation (accrued or contingent, whether due or to become due, and whether or not subordinated to the claims of its general creditors), other than as a result of operations in the Ordinary Course of Business after such date. Except as set forth in Section 3.2(n) of the Scripps Disclosure Schedule, no cash, stock or other dividend or any distribution with respect to the Scripps shares has been declared, set aside or paid, nor have any of the PCB shares been purchased, redeemed or otherwise acquired, directly or indirectly, by PCB since December 31, 1995.

              (o) ACCOUNTING MATTERS. Based upon consultation with its independent accountants, neither Scripps nor any of its directors, officers or, to its knowledge, shareholders has taken or agreed to take any action that would prevent Scripps from accounting for the business combination to be effected by the Merger as a "pooling of interests."

              (p) CAPITAL STOCK. At the Effective Time, the Scripps Common Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

              (q) APPROVALS. Scripps knows of no reason why all Consents should not be obtained without the imposition of any condition or restriction of the type referred to in Section 6.1(f) or why the accountants' letter referred to in Section 6.1(e) cannot be obtained.

              (r) BROKERS AND FINDERS. Except as set forth on Section 3.2(r) of the Scripps Disclosure Schedule, neither Scripps nor any of its respective directors, officers or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement.

              (s)    BENEFIT PLANS.

                     (i) With respect to each Benefit Plan maintained or contributed to by Scripps (the "Scripps Benefit Plans"), Scripps has made available to PCB a true and correct copy of (A) the most recent annual report (Form 5500) filed with the IRS, (B) such Scripps Benefit Plan, (C) each trust agreement relating to such Scripps Benefit Plan, (D) the most recent summary plan description for each Scripps Benefit Plan for which a summary plan description is required, (E) the most recent actuarial report or valuation relating to a Scripps Benefit Plan subject to title IV of ERISA, and (F) the most recent determination letter issued by the IRS with respect to any Scripps Benefit Plan qualified under Section 401(a) of the Code.

                     (ii) The current value of the assets of each of the Scripps Benefit Plans subject to title IV of ERISA exceeds that plan's "Benefit Liabilities" as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if that plan terminated in accordance with all applicable legal requirements.

                     (iii) Except as set forth in Section 3.2(s) of the Scripps Disclosure Schedule, to the best knowledge of Scripps, each of the Scripps Benefit Plans has been administered in compliance with its terms in all material respects and is in compliance in all material respects with the applicable provisions of ERISA (including, but not limited to, the funding and prohibited transactions provisions thereof), the Code and other applicable laws.

                     (iv) There has been no reportable event within the meaning of Section 4043(b) of ERISA (for which a waiver did not apply) or any accumulated funding deficiency (whether or not waived) within the meaning of
Section 412 of the Code with respect to any Scripps Benefit Plan.

                     (v) All contributions to the Scripps Benefit Plans required thereunder have been made or provided for.

                     (vi) No contributions have been made by Scripps, to any "Multiemployer Plan," as such term is defined in Section 3(37) of ERISA.

                     (vii) To the best knowledge of Scripps, each of the Scripps Benefit Plans which is intended to be a qualified plan within the meaning of Section 401(a) of the Code is so qualified, and Scripps is not aware of any fact or circumstance which would adversely affect the qualified status of any such plan.

                     (viii) With respect to the Scripps Benefit Plans, individually and in the aggregate, no event has occurred and, to the knowledge of Scripps there exists no condition or set of circumstances in connection with which Scripps could be subject to any liability that is reasonably likely to have a material adverse effect on Scripps (except liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law.

                     (ix) True and complete copies of the Scripps Stock Plans as in effect on the date hereof have been provided to PCB.

              (t) ENVIRONMENTAL MATTERS. Each of the representations contained in the following subparagraphs (i)-(v) of this Section 3.2(t) is qualified in its entirety by the information set forth in Section 3.2(t) of the Scripps Disclosure Schedule.

                     (i) To the knowledge of Scripps, the Scripps Participation Facilities, and the Scripps Loan Properties (each as hereinafter defined) are, and have been, in compliance with all applicable laws, rules, regulations, standards and requirements of the EPA and of state and local agencies with jurisdiction over pollution or protection of the environment, except for violations which, either individually or in the aggregate, do not or would not result in a material adverse effect on Scripps.

                     (ii) To the knowledge of Scripps, there is no suit, claim, action or proceeding pending or threatened, before any court, governmental agency or board or other forum in which Scripps or any Scripps Participation Facility has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor), with any environmental law, rule or regulation or (y) relating to the release into the environment of any Hazardous Material (as hereinafter defined) or oil whether or not occurring at or on a site owned, leased or operated by Scripps or any Scripps Participation Facility except as would not, either individually or in the aggregate, result in a material adverse effect on Scripps.

                     (iii) To the knowledge of Scripps, there is no suit, claim, action or proceeding pending or threatened, before any court, governmental agency or board or other forum in which any Scripps Loan Property has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor) with any environmental law, rule or regulation or (y) relating to the release into the environment of any Hazardous Material or oil whether or not occurring at or on a site owned, leased or operated by a Scripps Loan Property, except where such noncompliance or release does not or would not result, either individually or in the aggregate, in a material adverse effect on Scripps.

                     (iv) To the knowledge of Scripps, there is no reasonable basis for any suit, claim, action or proceeding as described in subsection (ii) or (iii) of this Section 3.2(t), except as would not, individually or in the aggregate, have a material adverse effect on Scripps.

                     (v) During the period of (x) Scripps's ownership or operation of any of its respective current properties, (y) Scripps's participation in the management of any Scripps Participation Facility, or
(z) Scripps's holding of a security interest in a Scripps Loan Property, to the knowledge of Scripps, there has been no release of Hazardous Material or oil in, on, under or affecting such properties, except where such release does not or would not result, either individually or in the aggregate, in a material adverse effect on Scripps. Prior to the period of (x) Scripps's ownership or operation of any of their respective current properties, (y) Scripps's participation in the management of any Scripps Participation Facility, or (z) Scripps's holding of a security interest in a Scripps Loan Property, to the knowledge of Scripps, there was no release of Hazardous Material or oil in, on, under or affecting any such property, Scripps Participation Facility or Scripps Loan Property, except where such release does not or would not result, either individually or in the aggregate, in a material adverse effect on Scripps.

                     (vi)   The following definitions apply for purposes of this
Section 3.2(t): (x) "Scripps Loan Property" means any property in which Scripps holds a security interest for an amount greater than $25,000 and, where required by the context, said term means the owner or operator of such property; (y) "Scripps Participation Facility" means any facility in which Scripps participates in the management and, where required by the context, said term means the owner or operator of such property; and (z) "Hazardous Material" means any pollutant, contaminant, or hazardous substance under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601 et seq., or any similar state law.

              (u) INSURANCE. Scripps is and continuously since its inception has been, insured with reputable insurers against all risks normally insured against by banks, and all of the insurance policies and bonds maintained by Scripps are in full force and effect, Scripps is not in default thereunder and all material claims thereunder have been filed in due and timely fashion. In the best judgment of the management of Scripps, such insurance coverage is adequate for Scripps. Since December 31, 1997 there has not been any damage to, destruction of, or loss of any assets of Scripps not covered by insurance that could materially adversely affect the business, financial condition, properties, assets or results of operations of Scripps.

              (v) LOAN LOSS RESERVES. The allowance for loan losses in the Scripps balance sheets dated December 31, 1997, March 31, 1998, and as of the Valuation Date are and will be adequate in all material respects under the requirements of all applicable state and federal laws and regulations to provide for possible loan losses on outstanding loans, net of recoveries. Scripps has disclosed to PCB in writing prior to the date hereof, and will promptly inform Scripps of the amounts of all loans, leases, other extensions of credit or commitments, or other interest-bearing assets of Scripps, that have been classified as of the date hereof or hereafter by Scripps management or Scripps internal policy or procedure, any outside review examiner, accountant or any bank regulatory agency as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," or "Loss" or classified using categories or words with similar import in the case of loans (or that would have been so classified, in the case of other interest-bearing assets, had they been loans). Notwithstanding the above, Scripps shall be under no obligation to disclose to PCB any such classification by any bank regulatory agency where such disclosure would violate any obligation of confidentiality of Scripps imposed by such bank regulatory agency. Scripps has furnished and will continue to furnish to PCB true and accurate information concerning the loan portfolio of Scripps, and no material information with respect to the loan portfolio has been or will be withheld from PCB.

              (w) TRANSACTIONS WITH AFFILIATES. Except as may arise in the Ordinary Course of Business, Scripps has not extended credit, committed itself to extend credit, or transferred any asset to or assumed or guaranteed any liability of the employees or directors of Scripps, or any spouse or child of any of them, or to any of their "affiliates" or "associates" as such terms are defined in Rule 405 under the Securities Act. Scripps has not entered into any other transactions with the employees or directors of Scripps or any spouse or child of any of them, or any of their affiliates or associates, except as disclosed in writing to PCB. Any such transactions have been on terms no less favorable to Scripps than those which would prevail in an arms-length transaction with an independent third party. Scripps has not violated the applicable rules of the Regulatory Agencies in connection with any such transactions described in this subsection.

              (x) STATUS OF TRUST ASSETS. As used in this Agreement, the term "Trust Assets" shall mean and include: (a) all right, title and interest of Scripps in and to and under any and all trusts, wills, agency agreements, decedent's estates and other representative or fiduciary appointments in favor of, or services by, Scripps and all other trust, wills, agency agreements and the like similar to the foregoing under which Scripps has been named as of the Closing Date in some representative or fiduciary capacity to take effect at some time in the future; and (b) all properties, rights, documents, instruments, interests and other tangible and intangible assets owned by, governed or administered under, arising under or with respect to or pertaining to any of the foregoing.

                     (i) With respect to the Trust Assets: (i) no notice has been received by Scripps questioning the validity or enforceability of any of the agreements, contracts or other commitments to which Scripps is a party comprising a part of the Trust Assets; (ii) to Scripps's knowledge, none of the parties to any such agreement, contract or other commitment is in default of any material obligation under, or in the performance of, any material term, condition or other provision of any such agreement, contract or other commitment; (iii) the rights of Scripps to receive fees in connection with Trust Assets are free and clear of all pledges, security interests and liens of any kind whatsoever; (iv) in the management, operation and servicing of the Trust Assets, Scripps has complied, in all material respects, with all applicable federal, state and local laws, rules, regulations, ordinances, rulings, orders awards, judgments and decrees; and (v) in the management, operation and servicing of the Trust Assets, Scripps has complied with all material terms of all instruments governing the Trust Assets.

                     (ii) Except as set forth on Section 3.2(x) of the Scripps Disclosure Schedule, to Scripps's knowledge (without conducting any site investigation or other analysis for the purpose of making this representation), neither the use nor current condition of any real property relating to the Trust Assets is or has been such during the time the Trust Assets were owned, operated or managed by Scripps, in violation of any Applicable Law under circumstances where the violation would have a Material Adverse Effect on the real property in question. Scripps has adhered to and followed in all material respects all environmental policies of Scripps with respect to the Trust Assets.

              (y) INFORMATION PERTAINING TO SCRIPPS. The information pertaining to Scripps which has been or will be furnished for or on behalf of Scripps for inclusion in the Applications and that will be contained in the Joint Proxy Statement, does not and will not contain any untrue statement of any material fact and does not omit and will not omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that information of a later date shall be deemed to modify information as of an earlier date. All financial statements of Scripps included in each Application and in the Joint Proxy Statement will present fairly the financial condition and results of operations of Scripps at the dates and for the periods covered by such statements in accordance with generally accepted accounting principles consistently applied throughout the periods covered by such statements. Scripps shall promptly advise PCB in writing if prior to the Effective Time Scripps shall obtain knowledge of any facts that would make it necessary to amend or supplement any Application or the Joint Proxy

Statement in order to make the statements therein not misleading or to comply with applicable law or regulation.

                                   ARTICLE IV


                     COVENANTS RELATING TO CONDUCT OF BUSINESS

       4.1 COVENANTS OF PCB. During the period from the date of this Agreement and continuing until the Effective Time, PCB agrees that, except as expressly contemplated or permitted by this Agreement, or to the extent that Scripps shall otherwise consent in writing:

              (a) ORDINARY COURSE. PCB shall carry on its business in, and only in, the usual, regular and ordinary course in substantially the same manner as heretofore conducted. For purposes of this Agreement, the "Ordinary Course of Business" of either party shall consist of the banking and related businesses as presently conducted by it in compliance with customary safe and sound banking practices and applicable banking laws and regulations. PCB shall use all reasonable efforts to preserve intact its present business organizations, maintain its rights and franchises and preserve its relationships with customers, suppliers and others having business dealings with them to the end that its goodwill and ongoing businesses shall not be impaired in any material respect.

                     (i) Specifically, and not by way of limitation, PCB shall cause its officers to:

                            (A)    comply with all Applicable Laws;

                            (B)    use their best efforts to keep in force, at
not less than the present limits, all policies of insurance (including deposit insurance of the FDIC) to the extent reasonably practicable in light of the prevailing market conditions in the insurance industry;

                            (C)    use their best efforts to keep available to
Scripps the services of its present officers and employees (it being understood that PCB shall have the right to terminate the employment of any of its officers or employees in accordance with its established employment procedures);

                            (D)    comply with all orders, agreements and
memoranda of understanding with respect to it made by or with the Regulatory Agencies or any other regulatory authority of competent jurisdiction, and promptly forward to the Scripps all communications received from any such authority that are not prohibited by such authority from being so disclosed and inform Scripps of any material restrictions imposed by any governmental authority on its business;

                            (E)    with respect to any extension of credit in
excess of $50,000, not waive or release any right or collateral or cancel or compromise any debt or claim, except in the Ordinary Course of Business;

                            (F)    not make, re-negotiate, renew, increase,
extend or purchase any loans, advances or loan commitments, in each case to any of its officers, directors or any affiliated or related persons of such directors or officers except in the Ordinary Course of Business consistent with its established loan procedures and in compliance with applicable rules of the Regulatory Agencies;

                            (G)    not take any action to create, relocate or
terminate the operations of any banking office or branch, or to form any new subsidiary or affiliated entity; and

                            (H)    not settle or otherwise take any action to
release or reduce any of its rights with respect to any litigation involving a claim of more than $25,000 in which PCB is a party.

                     (ii)   PCB shall not:

                            (A)    enter into any new material line of
business;

                            (B)    change its lending, investment, liability
management and other material banking policies in any material respect;

                            (C)    incur or commit to any capital expenditures
or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities which are not in excess or $25,000 and which are incurred or committed to in the Ordinary Course of Business consistent with past practice and the items shown on Section 4.1(a) of the PCB Disclosure Schedule;

                            (D)    commit itself to any loan with a principal
amount in excess of $400,000, provided that Scripps consent shall be deemed given unless it objects and states the basis of its objection in writing, or verbally with prompt written confirmation, within two business days after receipt of written notice directed to authorized personnel of Scripps, together with sufficient supporting information to allow Scripps to make an informed judgment, and Scripps shall not unreasonably withhold its consent; provided, further, that any consent given by Scripps shall be binding only if given by authorized personnel of Scripps; or

                            (E)    purchase any investment security with a
maturity in excess of two years.

                     (iii) PCB shall promptly notify Scripps in writing upon the occurrence by it of any of the following:

                            (A)    the classification of any loan as
substandard, doubtful or loss;

                            (B)    the filing or commencement of any legal
action or other proceeding or investigation against it; or

                            (C)    its pre-tax earnings in any month are less
than Fifty Thousand Dollars ($50,000).

              (b) DIVIDENDS; CHANGES IN STOCK. PCB shall not and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (iii) repurchase, redeem or otherwise acquire (other than as agent for shareholders reinvesting dividends pursuant to such party's dividend reinvestment plan and except for the acquisition of trust account shares), any shares of its capital stock.

              (c) ISSUANCE OF SECURITIES. PCB shall not issue, deliver, sell, pledge, assign or otherwise encumber or authorize or propose the issuance, delivery, sale, pledge, assignment or other encumbrance of, any shares of its capital stock of any class, any Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than the issuance of PCB Common Stock pursuant to outstanding employee stock options or similar rights to acquire PCB Common Stock granted pursuant to the PCB Stock Option Plan, in each case as in effect on the date of this Agreement and in each case in accordance with their present terms. Notwithstanding the foregoing, nothing herein shall prohibit the issuance of stock options under PCB's Stock Option Plan in the Ordinary Course of Business and consistent with past practice.

              (d) GOVERNING DOCUMENTS. PCB shall not amend or propose publicly to amend the PCB Articles, Bylaws or its other governing documents.

              (e) NO SOLICITATIONS. PCB shall not and shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by it, to solicit or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal (as defined below), or, subject to the fiduciary duties of the Board of Directors of PCB, in each case as determined after consultation with counsel, agree or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal. PCB shall promptly advise Scripps orally and in writing of any such inquiries or proposals, including all of the material terms thereof. As used in this Agreement, "TAKEOVER PROPOSAL" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving PCB or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of PCB, other than the transactions contemplated or permitted by this Agreement.

              (f)    NO ACQUISITIONS.  Other than acquisitions described on
Section 4.1(f) of the PCB Disclosure Schedule, PCB shall not acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets in each case which are material, individually or in the aggregate, to PCB; PROVIDED, HOWEVER, that the foregoing shall not prohibit (i) foreclosures and other acquisitions related to previously contracted debt, in each case in the Ordinary Course of Business and so long as PCB gives notice to and consults with Scripps if the foreclosure relates to real property as to which PCB has notice of possible environmental liabilities associated with ownership of such property, or,
(ii) investments made by small business investment corporations, acquisitions of financial assets and merchant banking activities, in each case in the Ordinary Course of Business.

              (g) NO DISPOSITIONS. Other than (i) dispositions referred to in the PCB Filings filed prior to the date of this Agreement or described on
Section 4.1(g) of the PCB Disclosure Schedule, (ii) as may be required to consummate the transactions contemplated hereby, (iii) securitization activities in the Ordinary Course of Business and (iv) other activities in the Ordinary Course of Business consistent with prior practice, PCB shall not sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets.

              (h) INDEBTEDNESS. Other than in the Ordinary Course of Business consistent with past practice, PCB shall not incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and other indebtedness of PCB; it being understood and agreed that incurrence of indebtedness in the Ordinary Course of Business shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entering into repurchase agreements), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance other than in the Ordinary Course of Business consistent with past practice.

              (i) OTHER ACTIONS. PCB shall not take any action that is intended to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement, or (unless such action is required by applicable law or sound banking practice) which would adversely affect the ability of PCB to obtain any of the Consents without imposition of a condition or restriction of the type referred to in Section 6.1(f) hereof except, in every case, as may be required by applicable law.

              (j) ADVICE OF CHANGES; GOVERNMENT FILINGS. PCB shall promptly advise Scripps orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a material adverse effect on PCB or which would cause or constitute a material breach of any of the representations, warranties or covenants of PCB contained herein. PCB shall file all reports required to be filed by it with the CDFI between the date of this Agreement and the Effective Time and shall deliver to Scripps copies of all such reports promptly after the same are filed. PCB shall file all call reports with the appropriate Regulatory Authorities and all other reports, applications and other documents required to be filed with the appropriate Regulatory Authorities between the date hereof and the Effective Time and shall make available to Scripps copies of all such reports promptly after the same are filed. PCB shall file in a timely manner (taking into account any extensions duly obtained) all other reports, tax returns and other documents required to be filed with federal, state, local and other authorities.

              (k) ACCOUNTING METHODS. PCB shall not change its methods of accounting in effect at December 31, 1997, except as required by changes in generally accepted accounting principles as concurred to by PCB's independent auditors. PCB will not change its fiscal year.

              (l) POOLING AND TAX-FREE REORGANIZATION TREATMENT. PCB shall not take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or the Merger as a "reorganization" within the meaning of
Section 368(a) of the Code.

              (m) BENEFIT PLANS. Except as set forth on Section 4.1(m) of the PCB Disclosure Schedule or as provided for in Section 5.7 hereof, PCB agrees that it will not, without the prior written consent of Scripps, (i) enter into, adopt, amend (except as may be required by law) or terminate any PCB Benefit Plan, or any other employee benefit plan or any agreement, arrangement, plan or policy between PCB and one or more of its directors or officers, (ii) except for normal increases in the Ordinary Course of Business consistent with past practice that in the aggregate do not result in a material increase in benefits or compensation expense to PCB, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares (or enter into any contract, agreement, commitment or arrangement to do any of the foregoing) or (iii) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of PCB of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement.

       4.2 COVENANTS OF SCRIPPS. During the period from the date of this Agreement and continuing until the Effective Time, Scripps agrees that, except as expressly contemplated or permitted by this Agreement, or to the extent that PCB shall otherwise consent in writing:

              (a) ORDINARY COURSE. Scripps shall carry on its business in, and only in, the usual, regular and ordinary course in substantially the same manner as heretofore conducted. Scripps shall use all reasonable efforts to preserve intact its present business organizations, maintain its rights and franchises and preserve its relationships with customers, suppliers and others having business dealings with them to the end that its goodwill and ongoing businesses shall not be impaired in any material respect.

                     (i) Specifically, and not by way of limitation, Scripps shall cause its officers to:

                            (A)    comply with all Applicable Laws;

                            (B)    use their best efforts to keep in force, at
not less than the present limits, all policies of insurance (including deposit insurance of the FDIC) to the extent reasonably practicable in light of the prevailing market conditions in the insurance industry;

                            (C)    use their best efforts to keep available the
services of its present officers and employees (it being understood that Scripps shall have the right to terminate the employment of any of its officers or employees in accordance with its established employment procedures);

                            (D)    comply with all orders, agreements and
memoranda of understanding with respect to it made by or with the Regulatory Agencies or any other regulatory authority of competent jurisdiction, and promptly forward to PCB all communications received from any such authority that are not prohibited by such authority from being so disclosed and inform PCB of any material restrictions imposed by any governmental authority on its business;

                            (E)    not take any action to terminate the
operations of any banking office or branch, or to form any new subsidiary; or

                            (F)    not settle or otherwise take any action to
release or reduce any of its rights with respect to any litigation involving a claim of more than $100,000 in which Scripps is a party.

                     (ii)   Scripps shall not:

                            (A)    enter into any new material line of business;

                            (B)    change its lending, investment, liabilities,
management and other material banking policies in any material respect;

                            (C)    Incur or commit to any capital expenditures
or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities which are not in excess of $100,000 and which are incurred or committed to in the Ordinary Course of Business consistent with past practice and the items shown on Section 4.2(a) of the Scripps Disclosure Schedule;

                     (iii) Scripps shall promptly notify Scripps in writing upon the occurrence by it of any of the following:

                            (A)    the classification of any loan as
substandard, doubtful or loss;

                            (B)    the filing or commencement of any legal
action or other proceeding or investigation against it; or

                            (C)    its pre-tax earnings in any month are less
than One Hundred Thousand Dollars ($100,000).

              (b) ISSUANCE OF SECURITIES. Scripps shall not issue, deliver, sell, pledge, assign or otherwise encumber or propose the issuance, delivery, sale, pledge, assignment or other encumbrance of, any shares of its capital stock of any class, any Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than the issuance of Scripps Common Stock pursuant to outstanding employee stock options or similar rights to acquire Scripps Common Stock granted pursuant to the Scripps Stock Plans, in each case as in effect on the date of this Agreement and in each case in accordance with their present terms. Notwithstanding the foregoing, nothing herein shall prohibit the issuance of stock options under Scripps's Stock Option Plans in the Ordinary Course of Business and consistent with past practice.

              (c) GOVERNING DOCUMENTS. Scripps shall not amend or propose publicly to amend the Scripps Articles, Bylaws or its other governing documents, except for changes in the size of its board of directors or increases in authorized capitalization.

              (d) NO SOLICITATIONS. Scripps shall not and shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by it, to solicit or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal (as defined below), or, subject to the fiduciary duties of the Board of Directors of Scripps, in each case as determined after consultation with counsel, agree or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal. Scripps shall promptly advise PCB orally and in writing of any such inquiries or proposals, including all of the material terms thereof. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Scripps or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of Scripps, other than the transactions contemplated or permitted by this Agreement.

              (e)    NO ACQUISITIONS.  Other than acquisitions described on
Section 4.2(e) of the Scripps Disclosure Schedule, Scripps shall not acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets in each case which are material, individually or in the aggregate, to Scripps; PROVIDED, HOWEVER, that the foregoing shall not prohibit
(i) foreclosures and other acquisitions related to previously contracted debt, in each case in the Ordinary Course of Business and so long as Scripps gives notice to and consults with PCB if the foreclosure relates to real property as to which Scripps has notice of possible environmental liabilities associated with ownership of such property, or, (ii) investments made by small business investment corporations, acquisitions of financial assets and merchant banking activities, in each case in the Ordinary Course of Business.

              (f) NO DISPOSITIONS. Other than (i) dispositions referred to in the Scripps Filings filed prior to the date of this Agreement or described on
Section 4.2(f) of the Scripps Disclosure Schedule, (ii) as may be required to consummate the transactions contemplated hereby, (iii) securitization activities in the Ordinary Course of Business and (iv) other activities in the Ordinary Course of Business consistent with prior practice, Scripps shall not sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets.

              (g) INDEBTEDNESS. Other than in the Ordinary Course of Business consistent with past practice, Scripps shall not incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and other indebtedness of Scripps; it being understood and agreed that incurrence of indebtedness in the Ordinary Course of Business shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entering into repurchase agreements), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance other than in the Ordinary Course of Business consistent with past practice.

              (h) OTHER ACTIONS. Scripps shall not take any action that is intended to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement, or (unless such action is required by applicable law or sound banking practice) which would adversely affect the ability of Scripps to obtain any consents required by it without imposition of a condition or restriction of the type referred to in Section 6.1(f) hereof except, in every case, as may be required by applicable law.

              (i) ADVICE OF CHANGES; GOVERNMENT FILINGS. Scripps shall promptly advise PCB orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a material adverse effect on Scripps or which would cause or constitute a material breach of any of the representations, warranties or covenants of Scripps contained herein. Scripps shall file all reports required to be filed by it with the CDFI between the date of this Agreement and the Effective Time and shall deliver to PCB copies of all such reports promptly after the same are filed. Scripps shall file all call reports with the appropriate Regulatory Authorities and all other reports, applications and other documents required to be filed with the appropriate Regulatory Authorities between the date hereof and the Effective Time and shall make available to PCB copies of all such reports promptly after the same are filed. Scripps shall file in a timely manner (taking into account any extensions duly obtained) all other reports, tax returns and other documents required to be filed with federal, state, local and other authorities.

              (j) POOLING AND TAX-FREE REORGANIZATION TREATMENT. Scripps shall not take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

       5.1    REGULATORY MATTERS.

              (a) Scripps and PCB shall promptly prepare and file with the CDFI the CDFI Application and all other Applications with the appropriate Governmental Authorities. Each of Scripps and PCB shall use all reasonable efforts to have the CDFI Application declared effective under applicable law as promptly as practicable after such filing. Scripps shall also use its best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and PCB shall furnish all information concerning PCB and the holders of PCB Common Stock as may be reasonably requested in connection with any such action.

              (b) The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and subject to the proviso set forth in Section 5.4 hereof, to obtain as promptly as practicable all necessary permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement. PCB and Scripps shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to PCB or Scripps, as the case may be, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

              (c) PCB and Scripps shall, upon request, furnish each other with all information concerning themselves, their directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the CDFI Application or any other statement, filing, notice or application made by or on behalf of PCB or Scripps to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

              (d) PCB and Scripps shall promptly furnish each other with copies of written communications received by PCB or Scripps, as the case may be, or any of their respective affiliates or associates (as such terms are defined in Rule 405 under the Securities Act as in effect on the date hereof) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

       5.2    ACCESS TO INFORMATION.

              (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Scripps and PCB shall each afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, including but not limited to shareholder and Common Stock records, and, during such period, each of Scripps and PCB shall make available to the other
(a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state banking laws (other than reports or documents which such party is not permitted to disclose under applicable law) and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Each party shall also use its best efforts to cause its independent accountant to make available to the other party, its accountants, counsel and other agents, and to the extent reasonably requested in connection with such review, such independent accountant's work papers and documentation relating to its work papers and its audits of the books and records of each party. The parties will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement dated February 20, 1998, between Scripps and PCB. No investigation by either Scripps or PCB shall affect the representations and warranties of the other set forth herein.

              (b) Not later than ten working days after the end of each month (beginning for the month of April, 1998) until the Effective Date, PCB will provide to Scripps the following reports for each such month;

                     (i)    past due reports by loan;

                     (ii)   non-accrual report by loan;

                     (iii)  loss reports by loan;

                     (iv)   restructured loans; and

                     (v) any quarterly call reports submitted to regulators during such month.

              (c) Prior to the Effective Date, PCB will submit to the chief executive officer of Scripps for review a loan approval/credit write-up document for any loan that is all of the following: (i) a new loan or a renewal of an existing loan, and (ii) in a commitment amount over $400,000, or when the aggregate debt of the borrower and its affiliates will exceed $400,000.

       5.3 SHAREHOLDER MEETINGS. As promptly as practicable after the execution of this Agreement, Scripps and PCB shall prepare and file as part of the CDFI Application (and with any other Applications required) a preliminary Joint Proxy Statement and, after consultation with each other, shall respond to any comments received from any Governmental Entity with respect to the preliminary Joint Proxy Statement and cause the definitive Joint Proxy Statement to be mailed to the shareholders of each of PCB and Scripps. If any event occurs which should be set forth in an amendment or a supplement to the Joint Proxy Statement or in any filing required to be made with any Governmental Entity, each party inform the other and will cooperate in filing with the Governmental Entity and/or mailing to the shareholders such amendment or supplement. The Joint Proxy Statement, and all amendments or supplements thereto, shall comply in all material respects with applicable law and be in form and substance satisfactory to both Scripps and PCB. Scripps and PCB each shall take all steps necessary to duly call, give notice of, convene and hold a meeting of their respective shareholders to be held as soon as is reasonably practicable after the date on which the CDFI Application becomes effective for the purpose of voting upon the approval of this Agreement and the consummation of the transactions contemplated herein. Scripps and PCB will, through their respective Boards of Directors, subject to their respective fiduciary obligations as determined by the respective Boards of Directors after consultation with outside counsel, recommend to their respective shareholders approval of such matters. Scripps and PCB shall coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day.

       5.4 LEGAL CONDITIONS TO MERGER. Each of Scripps and PCB shall use their best efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger, subject to the conditions set forth in Article VI hereof, to consummate the transactions contemplated by this Agreement and
(ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Government Entity and any other public or private third party which is required to be obtained or made by such party in connection with the Merger and the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining or such consent, authorization, order, approval or exemption is likely, in the reasonable opinion of such party's Board of Directors, to result in the imposition of a condition or restriction on such party of the type referred to in Section 6.1(f) hereof. Each of Scripps and PCB will promptly cooperate with and furnish information to the other in connection with any such condition or restriction suffered by, or requirement imposed upon, any of them in connection with the foregoing.

       5.5 AFFILIATES. Each of PCB and Scripps shall use its best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of qualifying for "pooling-of-interests" treatment as described below) of such party to deliver to the other party hereto, as soon as practicable after the date hereof, and prior to the date of the shareholders meetings called to approve this Agreement and the consummation of the transactions contemplated herein, a written agreement (an "Affiliates Agreement") substantially in the form attached hereto as EXHIBIT B, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of PCB Common Stock or Scripps Common Stock held by such "affiliate" and in the case of the "affiliates" of PCB, the shares of Scripps Common Stock to be received by such "affiliate" in the Merger during the period commencing 30 days prior to the Merger and ending at the time of the publication of financial results covering at least 30 days of combined operations of PCB and Scripps. Securities representing shares of Scripps Common

Stock issued to affiliates of PCB (as determined by counsel to Scripps and PCB) may be subject to stop transfer orders to enforce such written agreements.

       5.6 PRESS RELEASES. Neither party shall issue any press release or written statement for general circulation relating to the Merger, this Agreement or the Merger Agreement unless previously provided to the other party for review and approval (which approval will not be unreasonably withheld or delayed) and shall cooperate with the other party in the development and distribution of all news releases and other public information disclosures with respect to the Merger, this Agreement or the Merger Agreement; provided that either party may, without the consent of the other party, make any disclosure with regard to the Merger, this Agreement or the Merger Agreement that it determines with advice of counsel is required under any applicable law or regulation.

       5.7    EMPLOYEE BENEFIT PLANS.

              (a) Scripps and PCB agree that, unless otherwise agreed in writing, the Scripps Benefits Plans in effect at the date of this Agreement shall remain in effect after the Effective Time with respect to employees covered by such plans at the Effective Time, and PCB employees formerly covered by, to the extent available, PCB Benefit Plans shall be covered by, to the extent available, similar Scripps Benefit Plans after the Effective Time.

              (b) In the case of PCB Benefits Plans under which the employees' interests are based upon PCB Common Stock, Scripps and PCB agree that such interests shall, following the Effective Date, be based on Scripps Common Stock in accordance with the terms of the Scripps Benefits Plans and in an equitable manner.

       5.8    STOCK OPTIONS AND RESTRICTED STOCK.

              (a) Scripps and PCB acknowledge that the Merger shall constitute, for purposes of the PCB Stock Option Plan, a merger in which PCB is not the surviving corporation. At the Effective Time, all outstanding rights with respect to PCB Common Stock pursuant to stock options under the PCB Stock Option Plan (the "PCB STOCK OPTIONS"), whether or not then exercisable, shall be converted into and become rights with respect to Scripps Common Stock, and Scripps shall assume each PCB Stock Option in accordance with the terms of the PCB Stock Option Plan under which it was issued and the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each PCB Stock Option assumed by Scripps may be exercised solely for shares of Scripps Common Stock, (ii) the number of shares of Scripps Common Stock subject to each PCB Stock Option shall be equal to the number of full shares of Scripps Common Stock as the holder of such PCB Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (the "DEEMED SCRIPPS SHARES") and (iii) the per share exercise price for each such PCB Stock Option shall be equal to (y) the aggregate exercise price for the shares of PCB Common Stock otherwise purchasable pursuant to such PCB Stock Option divided by (z) the Deemed Scripps Shares; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code ("INCENTIVE STOCK OPTIONS"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code. At or prior to the Effective
Time, PCB shall use its best efforts to make all necessary arrangements with respect to the PCB Stock Option Plan to permit the assumption of the unexercised PCB Stock Options by Scripps pursuant to this Section 5.8.

              (b) Scripps shall use reasonable efforts to (i) comply with the terms of the PCB Stock Option Plans and (ii) ensure, to the extent required by, and subject to the provisions of, such Plans, that PCB Stock Options which qualified as incentive stock options prior to the Effective Time qualify as incentive stock options of Scripps after the Effective Time.

              (c) At or prior to the Effective Time, Scripps shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Scripps Common Stock for delivery upon exercise of PCB Stock Options assumed by it in accordance with this Section 5.8. As soon as possible after the Effective Time, Scripps shall file a request for permit or exemption, as the case may be, with the CDFI with respect to the shares of Scripps Common Stock subject to such options.

       5.9 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. All such expenses shall be accrued by the respective parties or otherwise reflected in the financial statements as of the Valuation Date.

       5.10 GOVERNANCE. Scripps's Board of Directors shall take all action necessary to cause the directors comprising the full Board of Directors of Scripps at the Effective Time to be adjusted to accommodate the appointment of Dr. Salganick and the remainder such directors shall be the then current members of the Scripps Board of Directors. If, prior to the Effective Time, Dr. Salganick shall decline or be unable to serve as a director, PCB shall designate another person to serve in such person's stead, which person shall be reasonably acceptable to Scripps.

       5.11 ADDITIONAL AGREEMENTS; BEST EFFORTS. Subject to the terms and conditions of this Agreement, including, without limitation, the proviso of
Section 5.4, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, cooperating fully with the other party hereto, providing the other party hereto with any appropriate information and making all necessary filings in connection with the Consents. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest Scripps with full title to all properties, assets, approvals, immunities and franchises of PCB, the proper officers and directors of each party to this Agreement shall take all such necessary action.

       5.12 DISSENTING SHAREHOLDERS. Both PCB and Scripps agree that they will not settle with any dissenting shareholders for a fair market value in excess of the value set forth in the Notice of Approval sent pursuant to
Section 1301 of the CGCL, unless pursuant to the prior written approval of the other or pursuant to a judicial or regulatory proceeding.

       5.13 NASDAQ LISTING. Prior to December 31, 1998, Scripps shall file materials with the Securities and Exchange Commission to register its shares of Common Stock under Section 12(g) of the Exchange Act. In connection with such registration, Scripps shall use its reasonable efforts to cause the shares of Scripps Common Stock to be quoted on the Nasdaq National Market or the Nasdaq SmallCap Market; provided, however, that PCB acknowledges that satisfaction of the listing criteria for either the National Market or SmallCap Market is subject to certain contingencies beyond the control of Scripps (including, without limitation, satisfaction of Nasdaq's requirements for a minimum number of "round lot" holders and the required number of Nasdaq members willing to act as market makers).

       5.14 RELEASE OF INTERIM FINANCIAL STATEMENTS. Within three weeks following the end of the second month after the Valuation Date, Scripps shall release unaudited interim financial statements that cover at least 30 days of combined operations of PCB and Scripps and that otherwise satisfy the requirements applicable to "pooling of interests" accounting treatment to permit affiliates of Scripps and former affiliates of PCB to purchase or sell shares of Scripps Common Stock.

       5.15 INSURANCE. For a period of three years after the Effective Time, Scripps shall maintain, with respect to claims arising from facts or events which occurred before the Effective Time, officers' and directors' liability insurance covering the officers and directors of PCB who are currently covered (in their capacities as officers and directors) by PCB's existing officers' and director' liability insurance policies, on terms substantially no less advantageous to such officers and directors than such existing insurance.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

       6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following conditions:

              (a) SHAREHOLDER APPROVAL. This Agreement and the consummation of the transactions contemplated herein shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of PCB and Scripps Common Stock entitled to vote thereon. Shareholders holding not more than 1.6% of the outstanding shares of PCB Common Stock shall be dissenting shareholders under California law.

              (b)    OTHER APPROVALS.  Other than the filing provided for by
Section 1.1, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Entity (collectively, the "CONSENTS") which are prescribed by law as necessary for the consummation of the Merger and the other transactions contemplated hereby, other than immaterial Consents the failure to obtain which would have no material adverse effect on the consummation of the Merger or the other transactions contemplated hereby, or on Scripps as the surviving corporation, shall have been filed, occurred or been obtained, as the case may be, and all such Consents shall be in full force and effect.

              (c) PERMITS. The CDFI Application shall have become effective under the Applicable Laws and no stop order suspending the effectiveness of the CDFI Application shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the CDFI. The FDIC shall have approved the transactions contemplated herein, and no proceedings suspending such approval shall have been initiated or threatened by the FDIC.

              (d) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "INJUNCTION") preventing the consummation of the Merger or any of the transactions contemplated hereby, shall be in effect, nor shall any proceeding by any Governmental Entity seeking any such Injunction be pending. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

              (e) POOLING OF INTERESTS. Scripps shall have received a letter, dated the Closing Date, addressed to Scripps from Price Waterhouse, LLP, in response to a letter from Scripps summarizing the relevant facts and in form and substance reasonably satisfactory to Scripps, a copy of which shall be provided to PCB, to the effect that the Merger qualifies for "pooling of interests" treatment for financial reporting purposes and that such accounting treatment is in accordance with generally accepted accounting principles. Price Waterhouse LLP and Scripps shall also have received from each of J.H. Cohn LLP and PCB a letter in form and substance satisfactory to Price Waterhouse LLP and Scripps to the effect that J.H. Cohn LLP and PCB is not aware of any fact concerning PCB or any of its affiliates that would preclude Scripps from accounting for the Merger by the "pooling of interests" method for financial reporting purposes.

              (f) NO BURDENSOME CONDITION. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the merger or any of the transactions contemplated hereby, by any Federal or state Governmental Entity which, in connection with the grant of a Consent, imposes any condition or restriction upon PCB or Scripps which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable, in the reasonable judgment of the Board of Directors of either Scripps or PCB, the consummation of the Merger.

       6.2 CONDITIONS TO OBLIGATIONS OF SCRIPPS. The obligation of Scripps to effect the Merger is also subject to the satisfaction or waiver by Scripps prior to the Effective Time of the following conditions:

              (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of PCB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Scripps shall have received a certificate signed on behalf of PCB by the President and by the Chief Financial Officer of PCB to such effect, provided, however, that notwithstanding anything herein to the contrary, this Section 6.2(a) shall be deemed to have been satisfied even if such representations or warranties are not true and correct unless the failure of any of the representations or warranties to be so true and correct, in the reasonable opinion of Scripps, would have or would be reasonably likely to have, individually or in the aggregate, a material adverse effect on PCB or upon the consummation of the transactions contemplated hereby.

              (b) PERFORMANCE OF OBLIGATIONS OF PCB. PCB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Scripps shall have received a certificate signed on behalf of PCB by the President and by the Chief Financial Officer of PCB to such effect.

              (c) CONSENTS UNDER AGREEMENTS. PCB shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the succession by Scripps pursuant to the Merger to any obligation, right or interest of PCB under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Scripps, individually or in the aggregate, have a material adverse effect on PCB or upon the consummation of the transactions contemplated hereby.

              (d) TAX MATTERS. Scripps shall have received such advice as it desires from Gray Cary Ware & Freidenrich LLP, counsel to Scripps, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Scripps and PCB will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

              (e) LEGAL OPINION. Scripps shall have received the opinion of Higgs, Fletcher and Mack, LLP, counsel to PCB, dated the Closing Date, in substantially the form attached hereto as EXHIBIT C.

              (f) MATERIAL ADVERSE CHANGE. No materially adverse change shall have occurred since March 31, 1998, in the business, financial condition, results of operations or assets of PCB, taken as a whole, and PCB is not a party to or, threatened with, and to the best of PCB's knowledge there is no reasonable basis for, any legal action or other proceeding before any court, any arbitrator of any kind or any government agency, which legal action or proceeding in the reasonable judgment of Scripps, could materially adversely affect PCB or its business, financial condition, results of operations or assets.

              (g) ABSENCE OF LEGAL IMPEDIMENT. No legal impediment to the Merger shall have arisen in the reasonable opinion of Scripps and its counsel, and no litigation, proceeding or investigation shall be pending or threatened before any court or government agency relating to the transactions contemplated by this Agreement and the Merger Agreement which affords a material basis in the reasonable opinion of Scripps and its counsel, for a determination that it would be inadvisable or inexpedient to continue to carry out the terms of, or to attempt to consummate the transactions contemplated by, this Agreement or the Merger Agreement.

              (h) UNAUDITED FINANCIALS. Not later than two business days prior to the Effective Date, PCB shall have furnished Scripps a copy of its most recently prepared unaudited year-to-date consolidated financial statements, including a balance sheet and year-to-date statement of income and statement of cash flows of PCB.

              (i) AFFILIATE AGREEMENTS. Scripps shall have received at least thirty (30) days prior to the Effective Date from each person who, in the opinion of Scripps's counsel and PCB's counsel, might be deemed to be an affiliate of PCB or Scripps, a signed Affiliates Agreement.

              (j) CLOSING DOCUMENTS. Scripps shall have received such certificates and other closing documents as counsel for Scripps shall reasonably request.

              (k) OPINION OF COMPLIANCE AUDITOR. Scripps shall have reviewed the actions taken to respond to recommendations made in connection with the most recent compliance examination of PCB by the FDIC, which actions shall be reasonably acceptable to Scripps's compliance officer.

              (l) APPROVAL OF OPTION PLAN. Any required permits, approvals of shareholders and regulatory authorities, effectiveness of registration statements, or other requirements (or waivers thereof) applicable to amendment of the Scripps Stock Option Plans to facilitate the assumption of PCB Options shall have been obtained or occurred to the reasonable satisfaction of Scripps.

              (m) PERFORMANCE TESTS. As of the Valuation Date, Closing Date and the Effective Date, the financial statements of PCB shall (A) report amounts that equal or exceed (i) total shareholders' equity of $6,800,000,
(ii) leverage, tier 1 and total risk-based capital ratios of 9.20%, 12.35% and 13.25%, respectively, (iii) total deposits of $60,000,000, including "core deposits" (defined as all deposits other than brokered deposits), (iv) total reserves for losses on OREO and the outstanding loans and leases, net of recoveries, of $525,000 and 1.2% of outstanding loans and leases, and (B) have less than $2,100,000 total nonperforming and classified loans, including nonaccrual, past due, restructured and loans classified by PCB management or PCB internal policy or procedure, any outside review examiner, accountant or any bank regulatory agency as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," or "Loss" or classified using categories or words with similar import.

              (n) TERMINATION OF CERTAIN AGREEMENTS AND ARRANGEMENTS. PCB shall have obtained the agreement of Thomas Michelli to terminate his profit sharing arrangement as currently in effect, pursuant to the terms of an agreement approved by Scripps. PCB shall have given notice to effect the termination by October 31, 1998 of the Data Processing Service Agreement entered into with First National Bank, and any payments (including liquidated damages) required to be paid to First National Bank pursuant to such termination shall have been accrued or otherwise reflected in the financial statements of PCB as of the Valuation Date. PCB shall have obtained the agreement of each party with which PCB maintains a deferred compensation arrangement to restructure such relationship so that either (i) all deferred compensation will be drawn and paid to the beneficiary within ten years of the "normal retirement date" or "expiration date" specified in such agreement, or (ii) the accrual under such deferred compensation arrangement would be reduced to 5% per year following the Closing.

       6.3 CONDITIONS TO OBLIGATIONS OF PCB. The obligation of PCB to effect the Merger is also subject to the satisfaction or waiver by PCB prior to the Effective Time of the following conditions:

              (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Scripps set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and PCB shall have received a certificate signed on behalf of Scripps by the President and by the Chief Financial Officer of Scripps to such effect, provided, however, that notwithstanding anything herein to the contrary, this Section 6.3(a) shall be deemed to have been satisfied even if such representations or warranties are not true and correct unless the failure of any of the representations or warranties to be so true and correct, in the reasonable opinion of PCB, would have or would be reasonably likely to have, individually or in the aggregate, a material adverse effect on Scripps or upon the consummation of the transactions contemplated hereby.

              (b) PERFORMANCE OF OBLIGATIONS OF SCRIPPS. Scripps shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and PCB shall have received a certificate signed on behalf of Scripps by the President and by the Chief Financial Officer of Scripps to such effect.

              (c) CONSENTS UNDER AGREEMENTS. Scripps shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of PCB, individually or in the aggregate, have a material adverse effect on Scripps or upon the consummation of the transactions contemplated hereby.

              (d) TAX MATTERS. PCB shall have received such advice as it desires from Higgs, Fletcher and Mack LLP, counsel to PCB, or from the accountants of PCB, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that PCB and Scripps will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

              (e) LEGAL OPINION. PCB shall have received the opinion of Gray Cary Ware & Freidenrich LLP, counsel to Scripps, dated the Closing Date, in substantially the form of EXHIBIT D attached thereto.

              (f) MATERIAL ADVERSE CHANGE. No materially adverse change shall have occurred since March 31, 1998, in the business, financial condition, results of operations or assets of Scripps and Scripps is not a party to or, threatened with, and to the best of Scripps's knowledge there is no reasonable basis for, any legal action or other proceeding before any court, any arbitrator of any kind or any government agency, which legal action or proceeding in the reasonable judgment of PCB, could materially adversely affect Scripps or its business, financial condition, results of operations or assets.

              (g) ABSENCE OF LEGAL IMPEDIMENT. No legal impediment to the Merger shall have arisen in the reasonable opinion of PCB and its counsel, and no litigation, proceeding or investigation shall be pending or threatened before any court or government agency relating to the transactions contemplated by this Agreement and the Merger Agreement which affords a material basis in the reasonable opinion of PCB and its counsel, for a determination that it would be inadvisable or inexpedient to continue to carry out the terms of, or to attempt to consummate the transactions contemplated by, this Agreement or the Merger Agreement.

              (h) UNAUDITED FINANCIALS. Not later than five business days prior to the Effective Date, Scripps shall have furnished PCB a copy of its most recently prepared unaudited year-to-date consolidated financial statements, including a balance sheet and year-to-date statement of income and statement of cash flows of Scripps.

              (i) AFFILIATE AGREEMENTS. PCB shall have received at least thirty (30) days prior to the Effective Date from each person who, in the opinion of PCB's counsel and Scripps's counsel, might be deemed to be an affiliate of Scripps or PCB, a signed Affiliates Agreement.

              (j) CLOSING DOCUMENTS. PCB shall have received such certificates and other closing documents as counsel for PCB shall reasonably request.

              (k) APPROVAL OF OPTION PLAN. Any required permits, approvals of shareholders and regulatory authorities, effectiveness of registration statements, or other requirements applicable to amendment of the Scripps Stock Option Plans to facilitate the issuance of Scripps Options upon cancellation of PCB Options shall have been obtained or occurred to the reasonable satisfaction of PCB.

              (l) PERFORMANCE TESTS. As of the Valuation Date, Closing Date and the Effective Date, the financial statement of Scripps shall (A) report amounts that equal or exceed (i) total shareholders' equity of $33,000,000,
(ii) leverage, tier 1 and total risk-based capital ratios of 7.50%, 10.00% and 11.00%, respectively, (iii) total deposits of $350,000,000, including "core deposits" (defined as all deposits other than brokered deposits), (iv) total reserves for losses on OREO and the outstanding loans and leases, net of recoveries, of $3,000,000 and 1.20% of outstanding loans and leases, and
(B) have less than $9,500,000 total nonperforming and classified loans, including nonaccrual, past due, restructured and loans classified by Scripps management or Scripps internal policy or procedure, any outside review examiner, accountant or any bank regulatory agency as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," or "Loss" or classified using categories or words with similar import.

              (m) BOARD REPRESENTATION. Dr. Salganick shall have been elected to the Board of Directors of Scripps as of the Effective Date.

              (n) FAIRNESS OPINION. PCB shall have received the opinion of Danielson & Associates dated as of the Closing Date in form and substance satisfactory to PCB to the effect that the consideration to be received from Scripps by PCB shareholders in exchange for their PCB Common Stock is fair from a financial point of view to the PCB shareholders.

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

       7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Scripps and PCB:

              (a) by mutual consent of Scripps and PCB in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

              (b) by either Scripps or PCB upon written notice to the other party if (i) any Consent shall have been denied or not received or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

              (c) by either Scripps or PCB if the Merger shall not have been consummated on or before October 10, 1998;

              (d) by either Scripps or PCB (provided that the terminating party is not in material breach of any of its obligations under Article V) if any approval of the shareholders of Scripps or of PCB required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment or postponement thereof;

              (e) by either Scripps or PCB if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Closing and which breach would, in the reasonable opinion of the non-breaching party, individually or in the aggregate, have, or be reasonably likely to have, a material adverse effect on the breaching party or upon the consummation of the transactions contemplated hereby;

              (f) by either Scripps or PCB if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within twenty business days following receipt by the breaching party of written notice of such breach from the other party hereto; or

              (g) (i) by Scripps, if the Board of Directors of PCB does not recommend in the Proxy Statement that PCB's shareholders approve and adopt this Agreement, or if after recommending in the Proxy Statement that shareholders approve and adopt this Agreement, the

Board of Directors of PCB shall have withdrawn, modified or amended such recommendation in any respect materially adverse to Scripps or (ii) by PCB, if the Board of Directors of Scripps does not recommend in the Proxy Statement that Scripps's shareholders approve and adopt this Agreement, or if after recommending in the Proxy Statement that shareholders approve and adopt this Agreement, the Board of Directors of Scripps shall have withdrawn, modified or amended such recommendation in any respect materially adverse to PCB.

       7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Scripps or PCB as provided in Section 7.1, this Agreement shall forthwith become void and have no effect except (i) with respect to Sections 5.6 and 7.2 and (ii) no party shall be relieved or released from any liabilities or damages arising out of the willful breach by the other party of any provision of this Agreement. The Confidentiality Agreement dated as of February 20, 1998 shall survive any termination of this Agreement.

       7.3 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Scripps or PCB, provided, however, that after any such approval, no amendment shall be made which by law requires further approval by such shareholders, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

       7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

       7.5 COMPENSATION TO SCRIPPS. Upon the occurrence of any of the following events, PCB shall promptly pay to Scripps, upon written request, One Hundred Thousand Dollars ($100,000), which the parties hereto agree and stipulate (i) is reasonable and full liquidated damages and reasonable compensation to Scripps for its involvement in the transactions contemplated by this Agreement to the date of such request, (ii) is not a penalty or forfeiture, and (iii) will not affect in any manner the provisions of Section 5.9, which provision shall remain in full force and effect after any termination of this Agreement, and PCB shall have no further obligations or liabilities of any kind under this Agreement, and by accepting such payment from PCB, Scripps shall have no further obligations of any kind under the Agreement:

              (a)    at any time prior to a termination of this Agreement under
Section 7.1 hereof, the Board of Directors of PCB approves a transaction, or PCB executes a letter of intent or other agreement or documents pursuant to which any person, corporation, partnership or other entity would acquire 10% or more of the outstanding shares of PCB Common Stock or if the

Board of Directors of PCB recommends the acceptance by the holders of PCB Common Stock of a tender offer having the same result; or

              (b)    this Agreement is terminated by Scripps pursuant to
Section 7.1(e) or Section 7.1(f) hereof, unless, at the time of such termination, Scripps is in material breach of any material condition, warranty, representation or agreement hereof; or

              (c) this Agreement is terminated pursuant to Section 7.1(d) hereof by reason of the failure of the PCB shareholders to approve the transactions contemplated hereby and, on or prior to one year thereafter, the Board of Directors of PCB approves a transaction, or PCB executes a letter of intent or other agreement or documents pursuant to which any person, corporation, partnership or other entity would acquire 10% or more of the outstanding shares of PCB Common Stock or if the Board of Directors of PCB recommends the acceptance by the holders of PCB Common Stock of a tender offer having the same result.

       7.6 COMPENSATION TO PCB. Upon the occurrence of any of the following events, Scripps shall promptly pay to PCB, upon written request, One Hundred Thousand Dollars ($100,000), which the parties hereto agree and stipulate (i) is reasonable and full liquidated damages and reasonable compensation to PCB for its involvement in the transactions contemplated by this Agreement to the date of such request, (ii) is not a penalty or forfeiture, and (iii) will not affect in any manner the provisions of Section 5.9, which provision shall remain in full force and effect after any termination of this Agreement, and Scripps shall have no further obligations or liabilities of any kind under this Agreement and, by accepting such payment from Scripps, PCB shall have no further obligations of any kind under the Agreement:

              (a)    at any time prior to a termination of this Agreement under
Section 7.1 hereof, the Board of Directors of Scripps approves a transaction, or Scripps executes a letter of intent or other agreement or documents pursuant to which any person, corporation, partnership or other entity would acquire 10% or more of the outstanding shares of Scripps Common Stock or if the Board of Directors of Scripps recommends the acceptance by the holders of Scripps Common Stock of a tender offer having the same result; or

              (b)    this Agreement is terminated by PCB pursuant to
Section 7.1(e) or Section 7.1(f) hereof, unless, at the time of such termination, PCB is in material breach of any material condition, warranty, representation or agreement hereof; or

              (c) this Agreement is terminated pursuant to Section 7.1(d) hereof by reason of the failure of the Scripps shareholders to approve the transactions contemplated hereby and, on or prior to one year thereafter, the Board of Directors of Scripps approves a transaction, or Scripps executes a letter of intent or other agreement or documents pursuant to which any person, corporation, partnership or other entity would acquire 10% or more of the outstanding shares of Scripps Common Stock or if the Board of Directors of Scripps recommends the acceptance by the holders of Scripps Common Stock of a tender offer having the same result.

                                 ARTICLE VIII

                              GENERAL PROVISIONS

       8.1 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time, including, without limitation, Sections 5.7, 5.8, 5.9, 5.10, 5.11, 5.12, 5.13, 5.14, 5.14 and 5.15.

       8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

              (a)    if to Scripps, to:

                     Scripps Bank
                     7817 Ivanhoe Avenue
                     La Jolla, CA  92037
                     Telecopy No. (619) 551-6202
                     Attention:  President

                     with a copy to:

                     Douglas J. Rein
                     Gray Cary Ware & Freidenrich LLP
                     4365 Executive Drive, Suite 1600
                     San Diego, California  92121-2189
                     Telecopy No. (619) 677-1477

              and

              (b)    if to PCB, to:

                     Pacific Commerce Bank
                     1196 Third Avenue
                     Chula Vista, CA  91911
                     Telecopy No. (619) 425-9107
                     Attention:  President
                     with a copy to:

                     Kurt Kicklighter
                     Higgs, Fletcher & Mack LLP
                     401 West A Street, #2000
                     San Diego, CA 92101-7913
                     Telecopy No. (619) 696-1410

       8.3 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and heading contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to April 22, 1998.

       8.4 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

       8.5 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES; RIGHTS OF OWNERSHIP. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements (except for the Confidentiality Agreement between Scripps and PCB dated February 20, 1998, which shall remain in full force and effect and survive the execution of this Agreement) and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.10, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The parties hereby acknowledge that, except as otherwise hereinafter agreed to in writing, no party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof.

       8.6 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of California, without regard to any applicable conflicts of law.

       8.7 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

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

       8.8 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

       8.9 PUBLICITY. Except as otherwise required by the Applicable Laws, so long as this Agreement is in effect, the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement shall be made jointly upon the mutual consent of the parties.

       8.10 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

              ATTORNEYS' FEES. If legal action or other proceeding is brought for enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to reasonable attorneys' fees and other costs incurred in that action or proceeding in addition to any other relief to which it or they may be entitled.

       IN WITNESS WHEREOF, Scripps and PCB have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first above written.

                                         SCRIPPS BANK,
                                         a California corporation


                                         By:     /s/
                                            ----------------------------------
                                            Name:    William E. Nelson
                                                 -----------------------------
                                            Title:      Chairman
                                                  ----------------------------


                                         PACIFIC COMMERCE BANK,
                                         a California corporation


                                         By:    /s/
                                            ----------------------------------
                                            Name:   Alfred Salganick, M.D.
                                                 -----------------------------
                                            Title:      Chairman
                                                  ----------------------------

                               INDEX OF DEFINED TERMS

       For purposes of the Agreement (including this index):

       ADJUSTED BOOK VALUE. "Adjusted Book Value" shall have the meaning set forth in Section 2.1(c)of the Agreement.

       ADJUSTMENT FACTORS. "Adjustment Factors" shall have the meaning set forth in Section 2.1(c) of the Agreement.

       AFFILIATES AGREEMENT. "Affiliates Agreement" shall have the meaning set forth in Section 5.5.

       AGREEMENTS. "Agreements" shall have the meaning set forth in the first paragraph.

       APPLICABLE LAWS.  "Applicable Laws" shall have the meaning set forth in
Section 3.1(g) of the Agreement.

       APPLICATIONS.  "Applications" shall have the meaning set forth in
Section 3.1(dd) of the Agreement.

       BENEFIT PLANS.  "Benefit Plans" shall have the meaning set forth in
Section 3.1(n) of the Agreement.

       CDFI. "CDFI" shall have the meaning set forth in Section 1.3(b) of the Agreement.

       CDFI APPLICATION.  "CDFI Application" shall have the meaning set forth in
Section 3.1(c)(iii) of the Agreement.

       CERTIFICATE.  "Certificate " shall have the meaning set forth in
Section 2.1(b) of the Agreement.

       CFC. "CFC" shall have the meaning set forth in Section 1.1 of the Agreement.

       CGCL. "CGCL" shall have the meaning set forth in Section 1.1 of the Agreement.

       CLOSING. "Closing" shall have the meaning set forth in Section 1.2 of the Agreement.

       CLOSING DATE.  "Closing Date" shall have the meaning set forth in
Section 1.2 of the Agreement.

       CODE.  "Code" shall have the meaning set forth in the Recitals.

       CONSENTS. "Consents" shall have the meaning set forth in Section 6.1(b) of the Agreement.

       CONSTITUENT CORPORATIONS. "Constituent Corporations" shall have the meaning set forth in Section 1.3(a) of the Agreement.

       CONVERSION NUMBER. "Conversion Number" shall have the meaning set forth in Section 2.1(b) of the Agreement.

       DEEMED SCRIPPS SHARES. "Deemed Scripps Shares" shall have the meaning set forth in Section 5.8(a) of the Agreement.

       DILUTED ADJUSTED BOOK VALUE PER SHARE. "Diluted Adjusted Book Value Per Share" shall have the meaning set forth in Section 2.1(c) of the Agreement.

       DISSENTING PCB SHAREHOLDERS. "Dissenting PCB Shareholders" shall have the meaning set forth in Section 2.3 of the Agreement.

       EFFECTIVE DATE. The "Effective Date" shall be the date on which the Effective Time occurs.

       EFFECTIVE TIME.  "Effective Time" shall have the meaning set forth in
Section 1.1 of the Agreement.

       EPA. "EPA" shall have the meaning set forth in Section 3.1(t)(i) of the Agreement.

       ERISA. "ERISA" shall have the meaning set forth in Section 3.1(n) of the Agreement.

       EXCHANGE ACT.  "Exchange Act" shall have the meaning set forth in
Section 3.1(t)(i) of the Agreement.

       EXCHANGE AGENT.  "Exchange Agent" shall have the meaning set forth in
Section 2.2(a) of the Agreement.

       EXCHANGE FUND.  "Exchange Fund" shall have the meaning set forth in
Section 2.2(a) of the Agreement.

       FDIC. "FDIC" shall have the meaning set forth in Section 1.3(b) of the Agreement.

       FINAL PCBDABVPS.  "Final PCBDABVPS" shall have the meaning set forth in
Section 2.1(c) of the Agreement.

       GOVERNMENTAL ENTITY. "Governmental Entity" shall have the meaning set forth in Section 3.1(c)(iii) of the Agreement.

       HAZARDOUS MATERIAL. "Hazardous Material" shall have the meaning set forth in Section 3.1(c)(vi) of the Agreement.

       INCENTIVE STOCK OPTIONS. "incentive stock options" shall have the meaning set forth in Section 5.8(a) of the Agreement.

       INJUNCTION.  "Injunction" shall have the meaning set forth in
Section 6.1(d) of the Agreement.

       INTELLECTUAL PROPERTY RIGHTS. "Intellectual Property Rights" shall have the meaning set forth in Section 3.1(y) of the Agreement.

       IRS. "IRS" shall have the meaning set forth in Section 3.1(i) of the Agreement.

       LOAN PROPERTY.  "Loan Property" shall have the meaning set forth in
Section 3.1(t)(vi) of the Agreement.

       MADE AVAILABLE.  "made available" shall have the meaning set forth in
Section 8.3 of the Agreement.

       MATERIAL. "material" shall have the meaning set forth in Section 3.1(a) of the Agreement.

       MATERIAL ADVERSE EFFECT. "material adverse effect" shall have the meaning set forth in Section 3.1(a) of the Agreement.

       MERGER.  "Merger" shall have the meaning set forth in the Recitals.

       MERGER AGREEMENT. "Merger Agreement" shall have the meaning set forth in the Recitals.

       ORDINARY COURSE OF BUSINESS. "Ordinary Course of Business" shall have the meaning as set forth in Section 4.1(a) of the Agreement.

       PCB. "PCB" shall have the meaning set forth in the first paragraph of the Agreement.

       PCB ARTICLES.  "PCB Articles" shall have the meaning set forth in
Section 3.1(c)(ii) of the Agreement.

       PCB BENEFIT PLANS. "PCB Benefit Plans" shall have the meaning set forth in Section 3.1(n) of the Agreement.

       PCB DISCLOSURE SCHEDULE. "PCB Disclosure Schedule" shall have the meaning set forth in Section 3.1(b)(iii) of the Agreement.

       PCB FILINGS.  "PCB Filings" shall have the meaning set forth in
Section 3.1(d) of the Agreement.

       PCB STOCK OPTION PLAN. "PCB Stock Option Plan" shall have the meaning set forth in Section 3.1(b)(i) of the Agreement.

       PCB STOCK OPTIONS. "PCB Stock Options" shall have the meaning set forth in Section 5.8(a) of the Agreement.

       PCB PERMITS.  "PCB Permits" shall have the meaning set forth in
Section 5.8(a) of the Agreement.

       PARTICIPATION FACILITY. "Participation Facility" shall have the meaning set forth in Section 3.1(c)(vi) of the Agreement.

       REGULATORY AGENCIES. "Regulatory Agencies" shall have the meaning set forth in Section 3.1(d) of the Agreement.

       SECURITIES ACT.  "Securities Act" shall have the meaning set forth in
Section 2.2(d) of the Agreement.

       SCRIPPS. "Scripps" shall have the meaning set forth in the first paragraph of the Agreement.

       SCRIPPS DISCLOSURE SCHEDULE. "Scripps Disclosure Schedule" shall have the meaning set forth in Section 3.2(b)(i) of the Agreement.

       SCRIPPS FILINGS.  "Scripps Filings" shall have the meaning set forth in
Section 3.2(d) of the Agreement.

       SCRIPPS STOCK PLANS. "Scripps Stock Plans" shall have the meaning set forth in Section 3.2(b)(i) of the Agreement.

       SUBSIDIARY.  "Subsidiary" shall have the meaning set forth in
Section 3.1(o) of the Agreement.

       TAKEOVER PROPOSAL. "takeover proposal" shall have the meaning set forth in Section 4.1(e) of the Agreement.

       TAX. "tax" shall have the meaning set forth in Section 3.1(i) of the Agreement.

       TAX RETURN.  "tax return" shall have the meaning set forth in
Section 3.1(i) of the Agreement.

       THE DATE HEREOF.  "the date hereof" shall have the meaning set forth in
Section 8.3 of the Agreement.

       THE DATE OF THIS AGREEMENT. "the date of this agreement" shall have the meaning set forth in Section 8.3 of the Agreement.

       UNFUNDED LIABILITIES FACTOR. "Unfunded Liabilities Factor" shall have the meaning set forth in Section 2.1(c) of the Agreement.

       VALUATION DATE.  "Valuation Date" shall have the meaning set forth in
Section 2.1(c) of the Agreement.

       VIOLATION.  "Violation" shall have the meaning set forth in
Section 3.1(c)(ii) of the Agreement.

       VOTING DEBT.  "Voting Debt" shall have the meaning set forth in
Section 3.1(b)(ii) of the Agreement.